EXHIBIT 4.7

Dated: 30 April 2002 as amended and restated on 25 March 2003

ALSTOM

as Borrower

BNP PARIBAS

as Bank

THIS AGREEMENT IS SUBJECT TO AN INTERCREDITOR AGREEMENT

DATED 25 MARCH, 2003

EUR50,000,000

AMENDED AND RESTATED REVOLVING

CREDIT AGREEMENT

I

II

THIS AGREEMENT is made on 30 April 2002 and is amended and restated by agreement on 25 March 2003

BETWEEN

(1)	ALSTOM (the Borrower) and

(2)	BNP PARIBAS (the Bank).

This Agreement is subject to the terms and conditions of an Intercreditor Agreement (as defined below) for so long as the Intercreditor Agreement is subsisting.

IT IS AGREED as follows:

1. INTERPRETATION

Definitions

1.1 In this Agreement, except to the extent that the context requires otherwise:

Advance means an advance made or to be made by the Bank under this Agreement, or the outstanding principal amount of any such advance;

Affected Facilities means those Financing Documents in respect of which (and in the Borrower’s opinion) Waivers and/or Amendments are required for the entry into and the performance by the Borrower of the transactions contemplated by the Finance Documents and the Strategic Plan;

Amendment Agreements means each of:

(a)	an amendment agreement dated 25 March 2003 between ALSTOM and JPMorgan Chase Bank, Paris Branch in respect of the EUR 25,000,000 bilateral credit agreement dated 23 April, 2002;

(b)	an amendment agreement dated 25 March 2003 relating to this Agreement; and

(c)	an amendment agreement dated 25 March 2003 between ALSTOM and Bayerische Landesbank, Paris Branch, BNP Paribas, Credit Agricole Indosuez, JP Morgan plc, Société Générale, the banks named therein and BNP Paribas (as agent), in respect of the EUR 750,000,000 credit agreement dated 28 March, 2002, each an Amendment Agreement and applicable Amendment Agreement shall be construed accordingly;

Applicable Accounting Principles means those accounting principles, standards and practices generally accepted in France on which the preparation of the audited consolidated accounts of the Borrower and the Consolidated Group as at 31 March 2002 and for the twelve month period ended on that date was based and those accounting policies which were used in the preparation of those accounts as amended in accordance with the provisions of this Agreement;

Assets Disposal Letter means a letter dated 24 March 2003 from the Borrower to inter alia, the Bank, describing the Azur, Parthenon and Trout Disposals;

Auditors means Ernst & Young and Deloitte & Touche or any other firm of independent public accountants of international standing which may be appointed as its auditors from time to time by the Borrower;

Authorised Signatory means any of Philippe Jaffré, Marc Haestier, Olivier Klaric or Laurence Le-Masne;

Available Commitment means on any date, the Commitment less the amount of the Outstandings, together with any Advances the Repayment Date of which falls on such date;

Azur means the project referred to as Azur in the Assets Disposal Letter;

Bonding Guarantees means any type of bond or guarantee issued by a bank, a financial institution or an insurance company in favour of purchasers or their affiliates or other third parties in connection with a sale of goods, delivery, construction, or provision of other services including, but not limited to, bid bonds, advance payment bonds, performance bonds, warranty or maintenance bonds;

Borrowed Money includes any Indebtedness: (i) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-lease back, sale-and-repurchase and any form of off-balance sheet financing); (ii) for the deferred purchase price of Assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading); or (iii) which is required to be accounted for as financial indebtedness; or (iv) any Guarantee in respect of any Indebtedness falling within (i) or (iii) above but excluding, in each case, Bonding Guarantees arising in the ordinary course of trading;

Bridge Facility means the credit facility provided under the Bridge Facility Agreement;

Bridge Facility Agreement means the EUR 600,000,000 revolving credit facility dated 25 March 2003 and between each of Bayerische Landesbank, Paris Branch, BNP Paribas, CCF, CDC IXIS, Commerzbank Aktiengesellschaft, Paris Branch, Credit Agricole Indosuez, Credit Industriel et Commercial, Credit Lyonnais, JPMorgan Chase Bank, Paris Branch, Natexis Banques Populaires, Societe Generale, the banks named therein and BNP Paribas as agent;

Bridge Facility Discharge Date means the date on which there is an irrevocable and unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by the Borrower pursuant to the terms of the Bridge Facility Agreement;

Bridge Initial Drawdown Date means the drawdown date referred to in the first drawdown request received by the agent in accordance with the terms of the Bridge Facility Agreement;

Bridge Majority Lenders means the Majority Banks as defined in the Bridge Facility Agreement;

Business Day means a day (other than Saturday or Sunday) on which:

(a)	banks are open for business generally in Paris and

(b)	in relation to any payment to be made on that day, any TARGET Day;

Capital Expenditure means expenditure in respect of items taken into account in the Initial Liquidity Plan and which would, in accordance with Applicable Accounting Principles, be accounted for as capital expenditure;

Commitment means EUR 50,000,000 to the extent not cancelled or reduced under this Agreement, or the amount after such reduction;

Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 8 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Bank;

Consolidated Group means, at any time, the Borrower and all its consolidated Subsidiaries (and “member of the Consolidated Group” shall be construed accordingly);

Consolidated Net Worth means, at any time, the aggregate of:

(a)	paid-up share capital plus additional paid-in capital plus reserves, cumulative translation adjustments and net income; and

(b)	minority interests excluding any dividend or other distribution declared or made by the Borrower or (except insofar as attributable to the Borrower) any Subsidiary of the Borrower out of profit earned up to and including the date of the relevant consolidated balance sheet to the extent such distribution is not provided for in such balance sheet, all as shown in the Latest Financial Statements of the Borrower delivered to the Bank pursuant to Clause 17.2(a) and (b) at such time;

Default Interest Period means a period by reference to which interest is calculated on an overdue sum;

Disposal means a sale, granting of a lease or making of an assignment, conveyance, transfer or gift or the disposal of any form of ownership, title, estate or interest and “Dispose” has the corresponding meaning (including, without limitation, by way of securitisation, sale and leaseback and/or subparticipation);

Dunkerque Securitisation means the securitisation of receivables arising out of an agreement dated 18 April, 2002 for the construction of a thermal power station made between ALSTOM Power Centrales and DK6, a wholly owned subsidiary of Gaz de France;

Early Repayment Event means, at any time prior to 31 July, 2003, a failure or refusal by a shareholders’ meeting to approve any of the following:

(a)	the Rights Issue;

(b)	the delegation to the board of directors of the Borrower of the power to: (i) implement such Rights Issue and issue the equity contemplated by the Rights Issue and/or (ii) to determine the conditions of such issue, each in accordance with the provisions contained in the resolutions of the board of directors of the Borrower dated 11 March, 2003 and the resolutions of the board of directors of the Borrower to be held no later than 13 May, 2003;

Environmental Authorisations means all authorisations necessary under Environmental Law for the carrying out of the business of the Group and the operation and maintenance of the Assets of the Group;

Environmental Law means any law, Directive or any Consent in force from time to time relating to:

(a)	the carrying out of any activity, the existence of any condition or other phenomenon or the occurrence of any event which has or could have a detrimental impact on the environment or could harm any physical entity whether living or not or impair the well-being or normal functioning of any physical entity which could reasonably be expected to be affected and which in any such case has as a purpose or effect the protection or enhancement of the environment generally or in a particular locality;

(b)	the control of waste;

(c)	contaminated land or water, or

(d)	air emissions;

EONIA means, in relation to any Default Interest Period:

(a)	the rate per annum which appears on page 247 (or any replacement for that page) of the Telerate screen (or such other service as may replace it for the purposes of displaying overnight rates calculated by the European Central Bank); or

(b)

if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upwards to 4 decimal places) of the rate quoted by the Bank to leading banks in the Inter-bank Market, at or about 11.00 a.m. Paris time on the applicable Rate Fixing Day for the offering of overnight deposits in EUR;

EURIBOR means, in relation to any Term or Default Interest Period:

(a)	the rate per annum which appears on page 248 (or any replacement for that page) on the Telerate screen (or such other service as may replace it for the purpose of displaying the percentage rate per annum determined by the Banking Federation of the European Union for deposits in EUR); or

(b)	if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upward to 4 decimal places) of the rate quoted by the Bank to leading banks in the Inter-bank Market, at or about 11.00 a.m. Brussels time (in the case of (a) above) or Paris time (in the case of (b) above) on the applicable Rate Fixing Day for the offering of deposits in EUR for the same period as the relevant Term or Default Interest Period (or, if the periods are not the same, such period, if any, as the Bank determines to be substantially the same);

EUR or euros means the single currency of the Participating Member States;

Event of Default means any of the events specified in Clause 20.1;

Excluded Default means an Event of Default arising solely under Clause 20.1(d) (Cross Default) by reason of material adverse change or similar provisions contained in any other agreement in respect of Borrowed Money of the Borrower or any member of the Group; provided that such Event of Default shall cease to be an Excluded Default if:

(a)	any or all of the Indebtedness under the relevant agreement is accelerated or put on demand, if any commitment arising thereunder is cancelled or suspended or if the relevant financier otherwise invokes or, in respect of an event of default thereunder, expressly alleges that an event of default is subsisting and reserves its rights to invoke any such default; or

(b)	if such Event of Default is subsisting on a date on which an Advance is to be made hereunder in an amount greater than an Advance maturing on the same day or for a purpose other than the refinancing of such maturing Advance;

Exiting Subsidiaries means those subsidiaries which should be disposed of under the Strategic Plan, and as identified in the Assets Disposal Letter;

Extended Facilities means the credit facilities provided under the Extended Facility Agreements;

Extended Facility Agreements means this Agreement, the EUR 25,000,000 bilateral credit agreement dated 23 April 2002 between ALSTOM and JPMorgan Chase Bank, Paris Branch and the EUR 400,000,000 revolving credit agreement dated 28 March

2002 between ALSTOM, the arrangers and banks identified therein and BNP Paribas as agent, in each case, as amended by the applicable Amendment Agreement;

Extended Maturity Date means 21 January 2004;

Facility has the meaning ascribed to it in Clause 2.1;

Facility Office means, at any particular time, the office through which the Bank is then acting for the purpose of this Agreement;

Fee Letter means the letter from, among others, the Bank to the Borrower dated 11 March, 2003 setting out details of certain fees payable to the Bank in connection with the Facility and as referred to in Clause 9 (Fees).

Finance Documents means this Agreement, the applicable Amendment Agreement, the Fee Letter, the Taux Effectif Global letter referred to in Clause 8.5 (Taux Effectif Global), any Novation Notice, the Intercreditor Agreement and any other document designated by the Bank and the Borrower, as from time to time amended, supplemented, novated, restated or replaced and any document which amends, supplements, novates, restates or replaces this Agreement, in accordance with Clause 26.3 (Banks) or 27.2 (Amendments, Waivers and Consents);

Financial Compliance Certificates means certificates delivered to the Bank in accordance with Clause 17.2(b) comprising:

(a)	an annual certificate of the Auditors in such form as they are willing to deliver in accordance with their policies, from time to time, relating to the financial covenants contained in Clause 19.1 (Financial Covenants) as at the end of the relevant period and including (in reasonable detail and in a form satisfactory to the Bank (acting reasonably)) their certification as to the computations necessary to demonstrate such compliance;

(b)	a certificate signed on behalf of the Borrower by the Chief Financial Officer or a Vice-President Corporate Funding of the Borrower confirming the Borrower’s compliance with the financial covenants contained in Clause 19.1 (Financial Covenants)) as at the end of the relevant period and including (in reasonable detail and in a form reasonably satisfactory to the Bank) computations necessary to demonstrate such compliance; and

(c)	an annual certificate signed on behalf of the Borrower by an Authorised Signatory, listing the Material Subsidiaries and including (in reasonable detail and in a form satisfactory to the Bank (acting reasonably)) such information as is required to verify the inclusions and/or exclusions from that list including as to satisfaction of the seventy per cent. test referred to in the definition of Material Subsidiary;

Financial Year means each financial year of the Borrower;

Financing Document means any agreement entered into by the Borrower for the purpose of agreeing terms which relate to Borrowed Money;

Group means at any particular time, the Borrower and its Subsidiaries;

Group Guarantee means a Guarantee from any member of the Consolidated Group (other than an SPP described in paragraph (a)(i) of the definition of Project Finance Indebtedness) in respect of Project Finance Indebtedness;

Group Information means :

(a)	the Information Memorandum;

(b)	the Strategic Plan; and

(c)	the Initial Liquidity Plan; and

(d)	Assets Disposal Letter;

Holding Company means, in relation to a Person, any entity of which that Person is a Subsidiary;

Information Memorandum means the information memorandum dated March 2003 prepared by the Borrower in connection with a banks’ meeting held on 18 March 2003 and a request for Waivers and Amendments;

Initial Liquidity Plan means the Liquidity Plan relating to the Consolidated Group attached as Annex 1 hereto;

Intellectual Property means patents and patent applications, trade and service marks and applications (and goodwill associated with such applications), brand and trade names, copyrights and rights in the nature of copyright, design rights, registered designs and applications for registered designs, trade secrets, know-how and all other intellectual property rights throughout the world and all rights under any agreements relating to the use or exploitation of such rights;

Inter-bank Market means the European inter-bank market;

Intercreditor Agreement means the intercreditor agreement dated 25 March 2003 between the parties hereto, the arrangers, agent and extended lenders identified therein, and BNP Paribas as the agent to such extended lenders (the Intercreditor Agent);

Investments means any short term debt securities issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the OECD countries and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, respectively, or any successor thereto and purchased by the Borrower as a short term placement of excess cash;

Latest Financial Statements means the Original Financial Statements or, if applicable, the financial statements and accounts most recently delivered to the Bank pursuant to Clauses 17.2(a) or 17.2(b);

Litigation Report means the annual litigation report dated 15 March, 2003 relating to proceedings affecting members of the Consolidated Group and delivered by the Borrower to the Bank prior to or on the date of the Amendment Agreements;

Liquidity Plan means the Initial Liquidity Plan or, if applicable, the Liquidity Plan most recently delivered to the Bank pursuant to Clause 17.2(c)(i);

Mandatory Costs means, in relation to any Term or Default Interest Period (or part of a Term or Default Interest Period) relating to an Advance or overdue sum, the percentage rate per annum determined by the Bank in accordance with Schedule 5 ;

Margin means 2.0% per annum;

Material Subsidiary means, at any time, any Subsidiary of the Borrower which is named in the list of Subsidiaries set out in Schedule 6 (Material Subsidiaries) (including ALSTOM Holdings) or in any such revised list provided by the Borrower to the Bank in accordance with Clause 17.2(b)(ii) or otherwise, provided that a Subsidiary shall in all cases be a Material Subsidiary if:

(a)	it represents 5 per cent. or more of consolidated revenues of the Consolidated Group; or

(b)	if it controls directly or indirectly, alone or with other members of the Group, Subsidiaries representing 5 per cent. or more of the consolidated revenues of the Consolidated Group;

provided that all Material Subsidiaries shall represent in aggregate not less than 70 per cent. or more of consolidated revenues of the Consolidated Group;

calculated, in each case, by reference to the most recent audited, consolidated financial statements of the Borrower and the accounts of each Subsidiary for the period covered by such statements or, if not available, the closest period thereto;

Multicurrency Credit Facility means the EUR 1,110,000,000 multicurrency credit facility dated 3 August, 2001 between, among others, ALSTOM, BNP Paribas, Chase Manhattan plc and HSBC;

Net Cash Proceeds has the meaning ascribed to it in Clause 6.3;

New Bank means a bank or financial institution to which the Bank seeks to novate (or, as the case may be, has novated) all or part of its rights and/or obligations in accordance with Clause 26.3;

Novation Notice means a notice substantially in the form set out in Schedule 2 (Novation Notice);

Original Financial Statements means:

(a)	the audited consolidated financial statements of the Consolidated Group for the period of twelve months ending 31 March, 2002; and

(b)	the semi-annual consolidated financial statements of the Consolidated Group for the period of six months ending 30 September, 2002;

Outstandings means, at any particular time, the aggregate principal amount of all (if any) Advances outstanding at that time;

Parthenon means the project referred to as Parthenon in the Assets Disposal Letter;

Participating Member State means a state of the states participating in European Monetary Union;

Permitted Joint Venture has the meaning ascribed to it in Clause 18.20;

Place of Payment means the principal financial centre of the country of the currency to be paid (or, if there is more than one such centre, one of those centres as selected by the Bank);

Potential Event of Default means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Bank, provided for in Clause 20.1 (Default), would become an Event of Default;

Project Finance Indebtedness means any Indebtedness to finance the ownership, acquisition, development, operation or maintenance of an asset or business (a “Project”):

(a) (i)	which is incurred by a single purpose Person (SPP) (whether or not any such SPP is a member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) and:

(A)	whose principal Assets and business are constituted by the ownership, acquisition, development, operation or maintenance of the Project, either directly or indirectly through one or more other SPPs incorporated solely for the purposes of, and whose assets and business are constituted by, the ownership, acquisition, development, operation or maintenance of the Project (each, together with the relevant borrower, a Project Entity); and

(B)	which is a limited liability company and whose liabilities in respect of the Indebtedness concerned are not directly or indirectly the subject of a Group Guarantee (other than as provided in (ii) below); and

(ii)	in respect of which the Person(s) making or making available such Indebtedness (the Bank) has no recourse to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than the SPP described in paragraph (i) above) for the repayment or payment of any sum relating to such Indebtedness other than recourse:

(A)	in respect of contributions to the equity (or equivalent) of a Project Entity; and/or

(B)	to a Project Entity in respect of such sum being limited to the aggregate cash flow (other than historic cash flow) from the Project; and/or

(C)	to a Project Entity for the sole purpose of enabling amounts to be claimed in respect of that Indebtedness on an enforcement of any Security given to the lender over the Assets constituting the Project or the income, cash flow or other proceeds deriving therefrom (or rights given by any shareholder or equivalent in a Project Entity over its shares or equity equivalent in the Project Entity) to secure that Indebtedness, provided that: (x) the extent of such recourse to a Project Entity is limited solely to the amount of any recoveries made on any such enforcement, and (y) the lender is not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding-up or dissolution of a Project Entity or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of a Project Entity or any of its Assets (save for the Assets which are the subject of such encumbrance); and/or

(D)	to a Project Entity or a member of the Consolidated Group or a Subsidiary or Affiliate of such member, which recourse is limited to a claim for damages (other than liquidated damages) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against whom recourse is available; and/or

(E)	to any collateral or covenant to pay provided by any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member in exchange for the transfer to it of Assets in the form of cash (excluding, for the avoidance of doubt, the distribution of dividends to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) of a Project Entity provided that such collateral or covenant which is provided in exchange for such Assets does not have a value greater than the market value of such Assets at the time of transfer and provided further if such collateral or such covenant to pay has or is capable of having a value exceeding EUR 15 million, the Borrower shall notify the Bank promptly of the same and of the relevant Assets;

provided that in no circumstances shall there be any such recourse in respect of cash flow deficiencies within the relevant Project; and/or

(b)	which the Bank shall have agreed in writing to treat as Project Finance Indebtedness

Qualifying Bank means a Person which is entitled to any part of an Advance and any interest to be paid to it on that part of that Advance and which fulfils the conditions (other than the completion and filing of forms by such Person) imposed by French laws, taking into account, as the case may be, any applicable international treaty, in order for any sum payable by the Borrower not to be subject to any withholding or deduction for any taxes;

Rate Fixing Day means, in relation to any Term or Default Interest Period for which an interest rate is to be determined under this Agreement in respect of an amount, the day on which quotations would ordinarily be provided in the relevant Inter-bank Market for deposits in the relevant unit for delivery on the first day of that period. If for any such period quotations would ordinarily be provided on more than one day, the Rate Fixing Day for that period shall be whichever of those days is from time to time nominated by the Bank (having regard to any convention or practice in the relevant Inter-bank Market);

Relevant Subsidiaries means the Material Subsidiaries, the Selling Subsidiaries, the Exiting Subsidiaries and (to the extent not already included, but for the purposes of Clause 20.1(f), 20.1(g) and 20.1(h) only) any Holding Company of any of them;

Repayment Date means, in relation to an Advance, the last day of its Term;

Repeated Representations means the representations and warranties contained in Clause 16.1, other than those in, 16.1(h), 16.1(i)(i) and 16.1(q)(i)-16.1(q)(v);

Report on the Consolidated Group’s Borrowed Money means a report dated as of 31 January, 2003 presenting details of the Consolidated Group’s Borrowed Money and uncommitted lines, Bonding Guarantees and guarantee facilities, in each case, including:

(a)	the amounts in EUR (drawn and undrawn) of each Consolidated Group member concerned;
(b)	the identity of any relevant guarantor or other surety (including details of any Security provided);
(c)	the identity of the provider of the facility; and
(d)	the applicable tenor;

Required Amount means a minimum of EUR10,000,000 and an integral multiple of EUR5,000,000;

Reservations means generally applicable legal principles affecting creditors’ rights generally and applicable:

(a)	under French law in relation to the exercise and enforceability of rights against companies incorporated in France; or

(b)	under rules of English contract law;

Rights Issue means any offer of rights to subscribe additional share capital of the Borrower on terms and conditions that will provide to the Borrower Net Capital Market Proceeds on issue of an amount equal to not less than EUR 300,000,000;

Selling Subsidiaries means those subsidiaries which are selling the Exiting Subsidiaries under the Strategic Plan, and are identified in the Assets Disposal Letter;

Shareholders Meeting means an ordinary and extraordinary shareholders meeting of the Borrower to be held on 2 July, 2003 for the purpose of passing one or more resolution(s) approving a Rights Issue on the conditions set out in the resolutions of its board of directors in the meeting held on 11 March, 2003 and the resolutions of the board of directors to be held no later than 13 May, 2003;

Specified Time for any action means the time and date specified in Schedule 4 (Timetables) for that action;

Strategic Plan means the plan approved by the board of directors of the Borrower incorporating, and at all times materially consistent with, the relevant assumptions contained in the Initial Liquidity Plan and the statements made in the Assets Disposal Letter;

Subsidiary means in relation to any Person (its Holding Company), at any particular time, any other Person which is then directly or indirectly Controlled, or more than 50 per cent of whose share capital (or the like) is then beneficially owned, directly or indirectly, by that Person;

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

TARGET Day means any day on which TARGET is open for the settlement of payments in EUR;

Term means, in relation to an Advance, the period for which it is to be, or, as the case may be, has been, made.

Total Debt means an amount equal to the aggregate of the Borrowed Money of the Consolidated Group (including, for the avoidance of doubt, the redeemable preference shares of ALSTOM Finance Jersey Ltd maturing on 31 March, 2006), the aggregate amount of securitised trade receivables (both existing and future and, in each case, to the extent permitted pursuant to the terms of this Agreement), net of retained interests, and the subordinated notes issued on 29 September, 2000) all as shown in the latest monthly management accounts and/or Latest Financial Statements of the Borrower, as

the case may be (recognising that figures in respect of semi-annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Total Net Debt means at any time, Total Debt less Investments, cash and cash equivalents of the Consolidated Group all as shown in the then latest monthly management accounts and/or Latest Financial Statements of the Borrower, as the case may be (recognising that figures in respect of semi annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Trout means the project referred to as Trout in the Assets Disposal Letter;

Vendor Financing means the provision of financial assistance to a third party institution which finances any customer of any member(s) of the Group;

Waivers and Amendments means each waiver, amendment and/or, consent identified in Schedule 9 (Waivers and Amendments) under or in respect of the Affected Facilities.

Construction of Certain References

1.2 Except to the extent that the context requires otherwise, any reference in this Agreement to:

an Affiliate of any Person means any Subsidiary or Holding Company of that Person, or any Subsidiary of any such Holding Company, or any other Person in which that Person or any such Holding Company or Subsidiary owns at least 20% of the share capital or the like;

an Agency of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

the Assets of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated

Consent also includes an approval, authorisation, exemption, filing, licence, notarisation order, permission, recording, resolution or registration (and references to obtaining Consents shall be construed accordingly);

one Person being Controlled by another means that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that Person or otherwise controls or has the power to control the affairs and policies of that Person;

a Directive includes any present or future directive, regulation, request, requirement, rule or credit restraint programme of any Agency of any state or of any self-regulating organisation (whether or not having the force of law but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

the equivalent in any currency (the first currency) of any amount in another currency (the second currency) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Bank would have been prepared and able to purchase that amount in the first currency for the second currency in the Paris foreign exchange market for value as at the relevant time on the relevant date specified in this Agreement (or, where no such time and date is specified, for value at such time and on such date as the Bank may from time to time reasonably determine to be appropriate in the circumstances);

a Guarantee also includes an indemnity, and any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person;

Indebtedness includes, with respect to any Person (the Relevant Person), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) (a) of the Relevant Person for the payment or repayment of money or (b) of any other Person for the payment or repayment of money secured by Security on Assets of the Relevant Person, whether or not the Relevant Person is liable in respect of any obligation so secured;

a law includes common or customary law and any constitution, decree, judgement, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and lawful and unlawful shall be construed accordingly);

something having a Material Adverse Effect is to it having a material adverse effect (a) on the financial condition or business of the Borrower or the Group taken as a whole or (b) on the ability of the Borrower to perform and comply with its obligations under this Agreement;

any obligation of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and due, owing, payable and receivable shall be similarly construed);

a Person includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or Agency of a state (in each case, whether or not having separate legal personality);

Security includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including any “flawed asset” arrangement) (and secured shall be construed accordingly);

Tax(es) includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed;

Tax on Overall Net Income of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that Person by the jurisdiction in which its principal office (and/or, in the case of the Bank, its Facility Office) is located by reference to (a) the net income, profits or gains of that Person world-wide or (b) such of its net income, profits or gains as arise in or relate to that jurisdiction;

a time of the day is to Paris time unless otherwise stated; and

the Winding-up of a Person also includes the amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation of that Person, and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has Assets.

Calculation of Financial Covenants

1.3 Consolidated Net Worth and Total Net Debt shall be calculated and interpreted in accordance with Applicable Accounting Principles and shall be expressed in EUR.

Headings

1.4 Headings shall be ignored in construing this Agreement.

2. THE FACILITY

Amount

2.1 The Bank continues to grant to the Borrower an EUR revolving credit facility in an aggregate principal amount not exceeding EUR 50,000,000 (the Facility), provided that such amount may be reduced by the amount of any cancellation pursuant to Clauses 6, 7 or 20 of this Agreement.

Calculation of Available Commitment

2.2 In order to calculate the Available Commitment in connection with a proposed Advance (for the purpose of Clause 4.2 (Drawdown Request)):

(a)	any Advances with Repayment Dates on or before the proposed date of that Advance shall be deemed to have been repaid and

(b)	if any other requests are outstanding for Advances to be made on or before the proposed date of that Advance, all Advances to which those requests relate shall be deemed to be outstanding.

Purpose

2.3 The Borrower shall use the entire proceeds of each Advance made for general corporate purposes (but the Bank does not need to check that it does so) other than:

(a)	acquisitions or investments in shares, businesses or financial investments (other than Investments capable of being liquidated (without breakage costs) before the Repayment Date of any outstanding Advance under the Facility);

(b)	the prepayment of Borrowed Money (for the avoidance of doubt, the repayment on the maturity date in August 2003 of Tranche A of the Multicurrency Credit Facility does not constitute such a prepayment);

(c)	the purchase of shares or securities issued by the Borrower or any other member of the Consolidated Group on capital markets; and

(d)	the payment of any dividends, return on capital, repayment of capital contributions or any other distributions or payments in respect of share capital of the Borrower.

3. ORIGINAL CONDITIONS PRECEDENT TO INITIAL DRAWDOWN

The conditions precedent in Schedule 1 have been satisfied.

4. DRAWDOWN

Drawdown Conditions

4.1 Subject to the other terms of this Agreement, Advances will be made by the Bank to and as requested by the Borrower if the additional conditions set out in Clauses 4.2 (Drawdown Request) to 4.5 (No Event of Default etc.) inclusive are fulfilled.

Drawdown Request

4.2 Not later than the Specified Time (or, as the case may be, such later time as may be acceptable to the Bank for the purpose of the relevant request), the Bank has received from the Borrower a notice substantially in the form set out in Schedule 3 (Notice Requesting Advance) specifying:

(a)	the proposed date of that Advance, which must be a Business Day before the Extended Maturity Date;

(b)	its amount which must be an amount equal to or less than the Available Commitment and, if less, must be a Required Amount;

(c)	its Term, which must be in accordance with Clause 8.1 (Term of Advances) and

(d)	details of the bank (which must be in the Place of Payment) and account to which the Borrower wishes the proceeds of that Advance to be made available.

The parties acknowledge that, for so long as the Intercreditor Agreement is subsisting, the terms of this Clause 4.2 shall be subject to the provisions of the Intercreditor Agreement.

No Market Disruption

4.3 No event mentioned in Clause 13.1 (Triggering Events) occurs in relation to that Advance.

Representations etc. Correct

4.4 All representations and warranties in Clause 16 (Representations and Warranties) (except to any extent waived in accordance with Clause 27.2 (Amendments, Waivers and Consents)) have been complied with and would be correct (in all material respects in the cases of Advances the sole purpose of which is to repay an existing Advance) if repeated on the proposed date of that Advance by reference to the circumstances then existing.

No Event of Default etc.

4.5 No Event of Default or Potential Event of Default has occurred on or before that date, or will occur as a result of making that Advance, other than:

(a)	any Event of Default or Potential Event of Default waived in accordance with Clause 27.2 (Amendments, Waivers and Consents); or

(b)	any Excluded Default.

Amount and Limit on number of Advances

4.6	(a) Not more than 3 Advances may be outstanding at any one time.

(b) The amount of each proposed Advance must be an amount which is not more than the Available Commitment and which is a minimum of EUR 5,000,000 (and an integral multiple of EUR 5,000,000) or if less, the Available Commitment.

5. REPAYMENT

Repayment of Advances

5.1 The Borrower shall repay each Advance on its Repayment Date, together with all unpaid interest accrued on that Advance. However, as the facility is revolving, any amount repaid thereunder before the Extended Maturity Date will remain available for re-borrowing subject to and in accordance with the terms and conditions of this Agreement.

Extended Maturity Date

5.2 If on the Extended Maturity Date any Advance remains outstanding, the Borrower shall repay that Advance on that date together with all unpaid accrued interest and fees and any other sum then due under this Agreement.

6. PREPAYMENT AND CANCELLATION

Voluntary Prepayment

6.1 The Borrower may, subject to Clause 6.3, prepay any Advance, or any part of it which is a Required Amount, without penalty at any time if it gives to the Bank not less than 10 Business Days’ irrevocable written notice of the Advance to be prepaid and the date and amount of the prepayment. Any such prepayment must be accompanied by accrued interest on the amount prepaid and any other sum then due under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement. Any amount prepaid but not cancelled may be reborrowed in accordance with the terms of this Agreement.

[Intentionally Deleted]

6.2	[Intentionally Deleted]

6.3	Mandatory prepayment/cancellation from proceeds

(a)	Subject to Clause 6.8, the Borrower shall, promptly and in any event within five Business Days of the giving of notice pursuant to Clause 6.5, upon receipt from time to time of any Net Cash Proceeds by or for the account of any member of the Group but subject to Clause 6.3(c), prepay and cancel the Extended Facilities by an amount equal to the amount of such Net Cash Proceeds.

(b)	If the amount required to be prepaid pursuant to Clause 6.3(a) on any date exceeds the aggregate amount of the Outstandings of the Bank on such date, then (without prejudice to the amount required to be cancelled under that clause) the amount required to be prepaid on such date shall be the amount of the Outstandings on such date.

(c)	The obligation to prepay pursuant to this Clause 6.3 shall on any date be suspended until such time as the aggregate cumulative amount of Net Cash Proceeds which the Borrower is required to prepay (disregarding for these purposes Clause 6.8) exceeds EUR5,000,000 (taking into account any Net Cash Proceeds repayment of which has been suspended pursuant to this Clause 6.3(c)).

(d)	In this Clause 6.3:

Net Cash Proceeds means any Net Capital Markets Proceeds and/or Net Disposals Proceeds but excluding:

(i)	in relation to Net Disposals Proceeds arising on Disposals of Assets contemplated by the Strategic Plan, the first EUR 140,000,000 of Net Cash Proceeds from such disposals received in March 2003; and

(ii)	in relation to Net Cash Proceeds received on/or after 1 April 2003, the first EUR 1,100,000,000 in aggregate of all such proceeds;

Net Capital Markets Proceeds means, in relation to any Capital Markets/Debt Issue, any cash proceeds thereof from time to time received by or for the account of any member of the Group, net of any taxes and/or reasonable commissions, fees and expenses payable by any member of the Group in connection with such Capital Markets/Debt Issue;

Capital Markets/Debt Issue means any issue of rights, shares, equity, hybrid or debt securities of any description by any member of the Group (whether to the public, one or more private places or otherwise and whether or not listed on any stock exchange) but disregarding commercial paper except to the extent required to be prepaid in accordance with Clause 18.10(d)(ii) ;

Net Disposal Proceeds means, in relation to any Disposal of any Asset, any cash proceeds thereof from time to time that are to be received by or for the account of any member of the Group (i) net of any tax liability arising from such Disposal, and (ii) reasonable commissions, fees and expenses payable by any member of the Group in connection with such Disposal (without limitation, including pursuant to earn out provisions and taking into account the amount of any proceeds received in respect of repayment or disposal of any intra group loan) but excluding:

(i)	in relation to any Disposal, that proportion of those proceeds as is equal to the proportion of the shares in the relevant member of the Group that is not held directly or indirectly by the Borrower as at the date of the relevant Disposal;

(ii)	in relation to any Disposal of future receivables whether under the Dunkerque Securitisation or otherwise, the first 50 per cent. of any such Net Disposal Proceeds;

(iii)	proceeds arising in relation to any Disposal referred to in Clause 18.4(a), (b) or (d);

(iv)	proceeds in relation to any Disposal of Assets of an individual value of less than EUR100,000 (subject to an aggregate annual threshold of EUR1,000,000);

(v)	in relation to any Disposal under a securitisation programme existing at the date of the Amendment Agreements, proceeds of existing receivables and sold into any such programmes to the extent the maximum amount of such programmes is not increased after the date of the Amendment Agreements; and

(vi)	in relation to any Disposal under a bill discounting, securitisation or other receivables based financing, the proceeds of any such bills or receivables (other than future receivables) which have a maturity falling on or prior to the Extended Maturity Date;

and provided that where any company that remains a member of the Group after a Disposal is required in connection with a Disposal:

(A)	to assume and to repay on or prior to the Extended Maturity Date to any relevant financier any debt of any subsidiary (the Relevant Subsidiary) that is to be disposed of; or

(B)	to fund (prior to the relevant Disposal and whether by equity or debt) repayment to any relevant financier of any debt of the Relevant Subsidiary,

then to the extent the amount of the proceeds received in connection with the Disposal is increased thereby, the amount of the increase shall be disregarded in calculating the Net Disposal Proceeds in respect of the Relevant Disposal.

Mandatory Prepayment if no Rights Issue

6.4 On the occurrence of an Early Repayment Event and following notification given to the Borrower by the Bank, the Commitments shall be cancelled in full forthwith and the Borrower shall repay each Advance made to it in full to the Bank on such date as is specified by the Bank.

Notification

6.5 The Borrower shall promptly and in any event within two Business Days notify the Bank forthwith of receipt by any member of the Group of any Net Cash Proceeds or of an Early Prepayment Event.

Interest/breakage costs

6.6 Any prepayment pursuant to Clause 6.3 or 6.4 must be accompanied by all unpaid accrued interest on the amount prepaid and any sum then due under Clause 22.2 (Broken Funding Costs).

Designation of Advances

6.7 If any partial prepayment of Outstandings is made by the Borrower at a time when more than one Advance is outstanding, the Bank shall determine which Advances are discharged by the relevant prepayment and to what extent, and shall promptly notify the Borrower of such determination.

Allocation of Payments

6.8 If on any date on which any amount falls to be prepaid under Clause 6.3 (Mandatory Prepayment) amounts are outstanding under any of the other Extended Facilities, then the relevant Net Cash Proceeds shall be applied in prepayment of all of the Extended Facilities (pro rata by reference to the outstandings thereunder) and the amount required to be prepaid and cancelled hereunder shall be reduced accordingly.

7. CANCELLATION

Voluntary Cancellation

7.1 The Borrower may cancel the Available Commitment, or any part of the Available Commitment which is a Required Amount, without premium or penalty at any time before the Extended Maturity Date by giving to the Bank not less than 10 Business Days’ irrevocable written notice of the date and amount of the cancellation, together with evidence reasonably satisfactory to the Bank that such cancellation is consistent with the cashflow projections in the Liquidity Plan.

Cancellation Rights Limited

7.2 The Borrower may not cancel all or any part of the Commitment except as expressly provided in this Agreement.

No Reinstatement

7.3 No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8. INTEREST

Term of Advances

8.1 Interest shall be calculated on each Advance by reference to the Term of that Advance. The Term shall begin on the proposed date of that Advance and shall be of 1 month’s duration, or any other period as agreed by the Bank under Clause 8.1(b) below, as selected by the Borrower in the notice requesting that Advance except as follows:

(a)	The Borrower may not select a Term ending after the Extended Maturity Date.

(b)	The Borrower’s selection of a Term other than 1 month shall only be effective if agreed by the Bank. If the Bank does not agree to such term, it shall promptly (and in any event by the Specified Time) notify the Borrower of that fact and the duration of that Term shall be 1 month or, as the case may be, of such shorter duration as ends on the Extended Maturity Date.

Normal Interest Rate

8.2 The rate of interest applicable to an Advance for all or any part of its Term shall be the rate per annum (as determined by the Bank) equal to the sum of:

(a)	the Margin and

(b)	the Mandatory Costs for that, or (as the case may be) that part of that, Term if applicable and

(c)	EURIBOR for that Term.

Notification of Interest Rates

8.3 The Bank shall promptly notify the Borrower of each rate of interest determined in accordance with this Agreement.

Payment of Interest

8.4 On the Repayment Date of an Advance or (in the case of an overdue sum) the last day of each Default Interest Period relating to that overdue sum, the Borrower shall pay the unpaid interest accrued during that Term or Default Interest Period on the Advance or overdue sum to which it relates at the rate(s) applicable for that Term or Default Interest Period. However, in the case of a Term or Default Interest Period of more than 6 months, the interest accrued during the first 6 months and each, if any, successive 6 month period during that Term or Default Interest Period shall be paid on the last day of any such 6 month period.

Taux Effectif Global

8.5 For the purpose of Article L313.1 et seq. of the French Code de la Consommation, the parties acknowledge that, due to certain characteristics of the Facility and, in particular, to the floating interest rate applicable to the Advances, the actual all-in percentage rate (taux effectif global) for the duration of the Facility cannot be calculated as at the date of this Agreement. Notwithstanding the above, the Bank has delivered to the Borrower on the date of this Agreement and on the date of the Amendment Agreements a letter containing indicative calculations of the actual all-in percentage rate, the form of the latter such letter being set out in Schedule 7 .

9. FEES

Extension Fee

9.1 The Borrower shall pay to the Bank an extension fee in accordance with the Fee Letter by no later than 2 April 2003.

Commitment Fee

9.2 The Borrower shall pay a commitment fee calculated on a daily basis at the rate of 1.00% per annum on the amount of the Available Commitment from day to day during the period beginning on the date of the Amendment Agreements and ending on the Extended Maturity Date. This fee shall be payable in arrear quarterly from the date of the Amendment Agreements and on the Extended Maturity Date or any earlier date on which the Commitment is reduced to zero.

10.	TAXES

Payments to be Free and Clear

10.1 All sums payable by the Borrower under this Agreement shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding, whether for or on account of Tax, by way of set-off or otherwise.

Grossing-up of Payments

10.2	(a) If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any such Tax or other amount from any sum paid or payable by, or received or receivable from, the Borrower under this Agreement, the Borrower shall (to the extent permitted by law) at the same time pay such additional amount as is necessary to ensure that the Bank receives and retains (free from any liability other than Tax on its Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(b)	If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any such Tax or other amount on, or calculated by reference to, any sum received or receivable (including any sum received or receivable under this Clause 10.2(b) by the Bank under this Agreement (except for a payment by the Bank of Tax on its Overall Net Income), the Borrower shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Bank, shall reimburse it on demand for the amount paid by it.

(c)	Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required by Clause 10.2(b) to pay, the Borrower shall deliver to the Bank evidence satisfactory to the Bank (including any original receipts, or certified copies thereof) of that deduction, withholding or, as the case may be, payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(d)	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Bank.

(e)

If the Borrower becomes or will become obliged to pay an amount under Clauses 10.2(a) or 10.2(b) to the Bank but is prevented by law from making such payment, then the Borrower shall give notice to the Bank within 15 days of becoming aware of such fact. During the 30 day period commencing on the date of receipt of such information, the Borrower and the Bank shall negotiate in good faith with a view to the Bank taking such steps as it determines, in its discretion, are reasonably open to it and are acceptable to the Borrower to avoid such prohibition on payment. If, at the end of the 30 day period, no mutually acceptable solution has been agreed on, the Borrower shall, within 2

Business Days, prepay each Advance, together with all interest accrued thereon and any other sum then due to the Bank under Clause 22.2 (Broken Funding Costs) and any other provision of this Agreement.

Qualifying Bank

10.3 Notwithstanding Clauses 10.2(a) and 10.2(b), the Borrower shall not be required to pay any additional amount in respect of any Tax so imposed or levied on the Bank if (i) on the due date of a payment of interest to the Bank, it is not a Qualifying Bank, unless such imposition of withholding results from the introduction of, or any change in, or in the interpretation or application of, any relevant law, order or practice of the French tax authorities after this Agreement is entered into or, as the case may be, the date on which that Person becomes a Bank, or from the breach by the Borrower of its obligations under Clause 10.4 (Tax Administration Formalities) below or (ii) the Bank has failed to complete any procedural formalities which were in its sole dominion and control to complete and which are necessary in order to ensure that no additional amounts in respect of Tax are payable by the Borrower pursuant to Clause 10.2.

Tax administration formalities

10.4 The Borrower agrees to provide such information in respect of itself as may be reasonably requested by the Bank in order for the Bank to comply with any administrative formalities required in order for it to be exempt from withholding or deduction for any taxes under any applicable international treaty.

Refund of Tax Credits

10.5 If:

(a)	the Borrower makes a payment under Clause 10.2(a) or Clause 10.2(b) (a “Tax Payment”) in respect of a payment to the Bank under this Agreement and

(b)	the Bank obtains a refund of Tax or obtained and used a credit against Tax on its Overall Net Income (a “Tax Credit”) which it is able to identify as attributable to that Tax Payment,

then, if it can do so without any adverse consequences for itself, the Bank shall, as soon as practicable, reimburse the Borrower such amount as the Bank determines in its sole discretion to be such proportion of that Tax Credit as will leave the Bank (after that reimbursement) in no better or worse position in respect of its world-wide Tax liabilities than it would have been in if no Tax Payment had been required. The Bank shall use its reasonable endeavours to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 10.5 (and, if so, what amount and when). The Bank shall not be obliged to disclose any information regarding its Tax affairs and computations.

11. ILLEGALITY

If at any time the Bank (acting reasonably) determines that it is or will become unlawful or contrary to any law or Directive for it to allow all or part of the Commitment to remain outstanding, to make, fund or have outstanding all or part of the Outstandings and/or to carry out all or any of its other obligations under this Agreement then:

(a)	upon the Bank notifying the Borrower the Commitment (if any) shall be cancelled and

(b)	the Borrower shall prepay each Advance immediately on the Repayment Date of that Advance or (if not yet unlawful) within 10 Business Days of that notification (whichever is earlier) with all unpaid accrued interest thereon, all unpaid fees accrued to the Bank and any other sum then due to the Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

12. INCREASED COSTS

Indemnity

12.1 If the Bank (acting reasonably) determines that, as a result of (a) the introduction of or any change in, or in the interpretation or application of, any law or Directive or (b) compliance by it with any law or Directive:

(a)	it (or any of its Holding Companies) incurs a cost in maintaining all or any part of the Commitment and/or in making, maintaining or funding all or any part of any Advance or any overdue sum and/or

(b)	any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its (or any of its Holding Companies’) capital is reduced (except on account of Tax on its Overall Net Income) and/or

(c)	it (or any of its Holding Companies) makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement, the Borrower shall, at the request of the Bank and at the Borrower’s option either (i) indemnify it, without incurring any further penalty, (or pay to it an amount sufficient to indemnify any of its Holding Companies) against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from a deduction or withholding of Tax) and, accordingly, shall from time to time on demand (whenever made) pay to the Bank for its own account, the amount certified by it with reasonable justification to be necessary so to indemnify it (or any of its Holding Companies) or (ii) prepay to the Bank all (but not part only) of the Outstandings on the date specified in that request. Any such prepayment must be accompanied by all unpaid accrued interest on the Outstandings, all unpaid fees accrued and any other sum then due to the Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

Capital Adequacy

12.2 Under Clause 12.1 (Indemnity), the Bank shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, the Commitment, any Advance or any overdue sum, but also for any cost, reduction, payment or forgone interest or other return which the Bank (or any of its Holding Companies) reasonably determines to be fairly allocable to this Agreement, the Commitment, any Advance or any overdue sum in relation to any law or Directive applicable to the Bank (or any of its Holding Companies) or affecting the conduct of its (or any of its Holding Companies’) business or a type of business or the manner in which or the extent to which it (or any of its Holding Companies) allocates capital resources.

13. CHANGE IN MARKET CONDITIONS

Triggering Events

13.1 If in relation to any Advance:

(a)	the Bank is unable to determine EURIBOR or

(b)	the Bank (a) is or expects to be unable to obtain matching deposits in the Inter-bank Market at or about 11 a.m. (Brussels time) on the Rate Fixing Day in sufficient amounts to fund the Advance during its Term or (b) the EURIBOR fixed for the Term of that Advance does not reflect the cost to the Bank of obtaining such deposits, the Bank shall promptly notify the Borrower that Advance shall not be made.

Negotiation

13.2 The Borrower and the Bank shall then negotiate until not more than 25 days after the Bank gives that notification with a view to agreeing an alternative basis for calculating the interest payable on and/or funding Advances. Any alternative basis agreed in writing by the Bank and the Borrower within that 25 day period shall take effect in accordance with its terms.

14. MITIGATION

If any circumstances arise which result, or would on the giving of notice result, in the Borrower having to make a payment to or for the account of the Bank under Clause 10 (Taxes), 11 (Illegality) or 12 (Increased Costs), or in the Commitment being cancelled under Clause 11(a), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under Clauses 10 to 13:

(a)	promptly after an officer of the Bank with responsibility for its participation in this facility becomes aware of the relevant circumstances and their results, the Bank shall notify the Borrower and

(b)	in consultation with the Borrower, the Bank shall take all such steps as it determines are reasonably open to it and as are acceptable to the Borrower to mitigate the effect of those circumstances (such as changing its Facility Office, restructuring its participation in the facility and/or novating some or all of its rights or obligations under this Agreement to another Person acceptable to the Borrower and willing to take that novation).

However, the Bank shall not be obliged to take any such steps which in its reasonable opinion could have an adverse effect on it.

15. PAYMENTS

Disbursement to Borrower

15.1 The Bank shall make an Advance available to the Borrower before close of business in the Place of Payment on that date by payment in euros to such account with such bank as the Borrower shall have specified in the notice requesting that Advance.

Currency of Payments

15.2	(a) All payments in respect of costs, losses, expenses and liabilities under Clause 22.1 (Miscellaneous Indemnities), 24.1(a) (Initial Expenses) or 24.1(b) (Enforcement Expenses) shall be made in the currency in which they were incurred.

(b)	All other payments shall be made in EUR.

By Borrower

15.3 On each date on which a payment is to be made by the Borrower, it shall make that payment to the Bank in EUR in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in EUR. All such payments shall be made to such account with such bank in the Place of Payment as the Bank may specify.

Netting of Payments

15.4 Notwithstanding Clauses 15.1 (Disbursement to Borrower) and 15.2 (Currency of Payments) or any other provision of this Agreement, if on any date an amount (the “first amount”) is to be advanced by the Bank under this Agreement and an amount (the “second amount”) is due from the Borrower to the Bank under this Agreement in the same currency, the Bank shall apply the first amount in or towards payment of the second amount. The Bank shall remain obliged to advance any excess (or, as the case may be, the Borrower shall remain obliged to pay any shortfall) in accordance with this Clause 15. Nothing in this Clause 15.4 shall be effective to create a charge.

Order of Distribution

If the amount received by the Bank from the Borrower on any date is less than the total sum remaining and/or becoming due under this Agreement on that date, the Bank may apply that amount in or towards such liabilities of the Borrower hereunder as the Bank may in its absolute discretion determine.

Non-Business Days

15.5	(a) If any Repayment Date or the Extended Maturity Date, would otherwise fall on a non-Business Day, it shall instead, in the case of any Repayment Date, fall on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not), and, in the case of the Extended Maturity Date, fall on the preceding Business Day.

(b)	Any payment to be made by the Borrower (otherwise than on a Repayment Date) and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day.

16. REPRESENTATIONS AND WARRANTIES

By the Borrower

16.1 The Borrower represents and warrants to and for the benefit of each other party to this Agreement, in relation to itself and (where applicable) each member of the Group, as follows:

(a)	Status: The Borrower is a limited liability company duly established and validly existing under the laws of the Republic of France and has the power and authority to own its Assets and to conduct the business which it conducts and/or proposes to conduct.

(b)	Powers/Authorisations: The Borrower has the power to enter into, perform, and deliver and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents.

(c)	Consents, etc: All action, conditions and things required by the laws of the Republic of France to be taken, fulfilled and done (including the obtaining of any necessary Consents, the making of registrations and the like) in order:

(i)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under any of the Finance Documents, it being understood that not all authorisations have been obtained in order to effect the disposals or industrial plan contemplated under the Strategic Plan or to carry out the Rights Issue, but that such authorisations shall be obtained in due course and in a timely fashion;

(ii)	to ensure that those obligations are valid, legally binding and enforceable;

(iii)	to ensure that those obligations rank and will at all times rank in accordance with Clause 18.1 (Ranking of Obligations); and

(iv)	to make any of the Finance Documents admissible in evidence in the courts of England and France (subject only to the preparation of a certified translation of this document)

have	been taken, fulfilled and done.

(d)	Non-Violation etc.: Its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Finance Documents do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(i)	any law, regulation, judgment or order to which it is subject or

(ii)	its statuts or

(iii)	any agreement (including any existing agreement relating to Borrowed Money) to which any member of the Consolidated Group is a party or which is binding on any member of the Consolidated Group or their respective Assets, or result in the existence of, or oblige any member of the Consolidated Group to create, any Security over those Assets other than as permitted under Clause 18.2 (Negative Pledge).

(e)	Obligations Binding /Pari Passu: Its obligations under each of the Finance Documents are valid, binding and enforceable and rank pari passu with all other unsecured creditors of the Borrower, save for obligations mandatorily preferred by law.

(f)	No Default:

(i)	No Event of Default has occurred, or will occur as a result of making any Advance;

(ii)	no Potential Event of Default has occurred or will occur as a result of making an Advance; and

(iii)	no member of the Group is in breach of or default under any agreement to an extent or in a manner which has or is likely to have a Material Adverse Effect on the Borrower,

other than, in each case: (x) an Excluded Default; and (y) (in relation to the period ending on the Bridge Initial Drawdown Date), as disclosed in the Waivers and Amendments.

(g)	Existing Security:

(i)	No Security exists on or over its Assets or those of ALSTOM Holdings as at the date of the Amendment Agreements except as listed in Schedule 10 (Existing Security); and

(ii)	no Security exists over its Assets or those of any other member of the Group except as permitted pursuant to Clause 18.2 (Negative Pledge).

(h)	No Material Adverse Change: Save as disclosed to the Bank by the Borrower in writing prior to the date of the Amendment Agreements (including in the Group Information, the slides for the analysts and banks meeting held on 12 March, 2003 and the slides for the banks meeting held on 18 March, 2003) or in the tape of the analysts and banks meeting held on 12 March, 2003, no event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect on the Borrower since 30 September, 2002.

(i)	Litigation:

(i)	Except as disclosed in the Litigation Report, no litigation, arbitration or administrative proceedings which if adversely determined would have a Material Adverse Effect are current or to its knowledge pending or threatened;

(ii)	no litigation, arbitration or administrative proceeding is current, pending or threatened:

(A)	to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of obligations under this Agreement; or

(B)	which has or may have a Material Adverse Effect.

(j)	Winding-up/Insolvency:

(i)	No proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution of, or in respect of any insolvency proceeding of any nature relating to the Borrower or any Relevant Subsidiary.

(ii)	The Borrower and the Relevant Subsidiaries are in a position to meet their respective scheduled payment obligations as they fall due.

(k)	Environmental Matters: To the best of the Borrower’s knowledge, information and belief, after reasonable enquiries, neither the Borrower nor any of its Relevant Subsidiaries is in breach or contravention of any applicable Environmental Law in each of the jurisdictions in which it operates in a manner or to an extent which would be likely to have a Material Adverse Effect on the Borrower or such Relevant Subsidiaries.

(l)	Intellectual Property:

(i)	All material Intellectual Property required to conduct its business and that of its Relevant Subsidiaries is beneficially owned by or licensed to Group members free from any licences to third parties which are materially prejudicial to the use of such Intellectual Property, and will not be adversely affected in any material respect by the transactions contemplated by this Agreement or the Strategic Plan (except to the extent being disposed of thereunder); and

(ii)	to the best of the Borrower’s knowledge, information and belief, after reasonable enquiries, its business and that of its Relevant Subsidiaries does not infringe any intellectual property rights of any third party in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

(m)	Assets: The Borrower and each Relevant Subsidiary has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business.

(n)	Tax Liabilities: No material claims are, or are reasonably likely to be, asserted against the Borrower or any Relevant Subsidiary with respect to unpaid taxes and all material reports and returns on which taxes are required to be shown have been filed and all material taxes required to be paid have been paid, in each case within any applicable time limit or any applicable grace period.

(o)	Strategic Plan: All information supplied by or on behalf of the Borrower and contained or referred to in the Strategic Plan was based on assumptions and valuations which were reasonable at the time it was prepared and there are, after due and careful enquiry by the Borrower, no legal impediments or restrictions of which the Borrower is aware to the implementation of the Strategic Plan in all material respects within the timetable described therein.

(p)	Latest Financial Statements:

(i)	The Latest Financial Statements:

(A)	if audited, give a true and fair view of or, if not audited and subject to a limited review by the Auditors only, fairly present the consolidated financial position of the Borrower as at the date to which they were prepared and the result of operations for the Financial Year or as applicable, semi-annual period then ended; and

(B)	were prepared in accordance with Applicable Accounting Principles consistently applied.

(q)	Group Information

(i)	The Group Information provided by the Borrower to the Bank was true and accurate in all material respects as at its stated date and not misleading in any material respect.

(ii)	Save as disclosed in writing by the Borrower to the Bank prior to the date of the Amendment Agreements the Group Information did not omit as at its stated date any information which, if disclosed, would adversely affect the decision of a person considering whether to enter into this Agreement.

(iii)	Save as disclosed in writing by the Borrower to the Bank prior to the date of the Amendment Agreements nothing has occurred since the date on which the Group Information was delivered which renders any of the Group Information untrue or misleading in any material respect.

(iv)	The factual information comprising the Report on Consolidated Group Borrowed Money provided by the Borrower to the Bank was true and accurate in all material respects as at its stated date and not misleading in any material respect.

(v)	Save as disclosed to the Bank by the Borrower in writing prior to the date of the Amendment Agreements in the Litigation Report there are as at the date of the Amendment Agreements no payment defaults under any Group Guarantee in relation to Project Finance Indebtedness, nor are there any disputes as to whether any such defaults are subsisting.

(vi)	The projections and forecasts contained in the latest Liquidity Plan (which, at the date of the Amendment Agreements, is the Initial Liquidity Plan) are fair and based on reasonable assumptions and such Liquidity Plan does not omit any material information which would make such projections and forecasts misleading in any material respect and, to the best of the Borrower’s knowledge, since the date it was delivered there are and have been no negative material deviations in the actual or expected cashflow of the Consolidated Group from that shown in such Liquidity Plan.

(vii)	There are and have been no negative and material deviations in the actual or expected cashflow of the Group in the latest Liquidity Plan as compared to the actual or expected cashflow set out in the Initial Liquidity Plan other than those which have been accepted by the Bank.

(viii)	Any other information delivered by or on behalf of the Borrower to the Bank pursuant hereto is as at the date of delivery hereunder true and accurate in all material respects and not misleading in any material respect by reason of any omission; any statements of opinion included in any such information will reflect opinions held by the officers of the Borrower where appropriate, after consultation with the relevant member of the Group; and any projections or forecasts contained in any such other information will in all respects be based on reasonable assumptions.

(r)	Cash Collateral Security: The information supplied by the Borrower in accordance with Clause 17.5 is true and accurate in all material respects as at its stated date and does not omit any material information which would render such disclosure misleading in any material respect.

(s)	Repetition: Each of the Repeated Representations will be correct and complied with as at the date of the Amendment Agreements and are deemed to be repeated by the Borrower on the date of each request for drawdown with reference to the facts and circumstances then existing on each date on which an Advance is requested or made as if repeated by reference to facts and circumstances then existing.

Exceptions

16.2 The representations and warranties in Clause 16.1(c)(ii) to 16.1(c)(iv) and (e) shall be subject to the Reservations.

17. INFORMATION

Preparation of Accounts

17.1 The Borrower will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that Clause 16.1(p) would be complied with.

Financial Statements

17.2 The Borrower shall:

(a)	as soon as the same become available, but in any event within ninety days after the end of the relevant semi-annual period to which the same relate, deliver to the Bank):

(i)	the unaudited semi-annual consolidated financial statements (which have been subject to limited review by the Auditors) (including balance sheet, profit and loss and cashflow statements) of the Borrower;

(ii)	a certificate signed by the Chief Financial Officer or a Vice President Corporate Funding of the Borrower confirming the Borrower’s compliance with the financial covenants contained in Clause 19.1(a) (Financial Covenants) for the last day of such period and including (in reasonable detail and in a form reasonably satisfactory to the Bank) computations necessary to demonstrate such compliance;

(b)	as soon as the same become available, but in any event within one hundred and twenty days after the end of its Financial Year deliver to the Bank):

(i)	the audited consolidated financial statements (including balance sheet, profit and loss and cashflow statements) and related Auditor’s reports of the Borrower for such Financial Year;

(ii)	the Financial Compliance Certificates for the relevant Financial Year;

(c)	as soon as the same become available, but in any event within twenty days after the end of each calendar month, commencing on 31 March, 2003 deliver to the Bank):

(i)	an updated Liquidity Plan (certified by an Authorised Signatory) together with a reconciliation statement to provide a comparison to the Initial Liquidity Plan where there are any material deviations between the two together with management commentary on such deviation;

(ii)	a management commentary outlining progress in the Disposal of Assets by reference to the Assets Disposal Letter and the Strategic Plan the extent to which the Strategic Plan has and will be achieved and any material developments or proposals affecting its implementation;

(iii)	details of the consolidated cash position of the Borrower taking into account cash equivalents as at the last day of such calendar month;

(iv)	details of any litigation current, pending or threatened in respect of which the amount subject to dispute exceeds EUR 100,000,000 or, if the information is then available to the Borrower, in respect of which the amount exceeds EUR 50,000,000;

(v)	an update in respect of each of the GT24 and GT26 units such update to include technical, commercial and financial issues (including details of any claims, (indemnity or otherwise) and provisions);

(vi)	an update (together with a management commentary (if appropriate)) in respect of the Report on the Group’s Borrowed Money (to include uncommitted lines, Bonding Guarantees and guarantee facilities), in each case, including (A) the amounts in Euro (drawn and undrawn) of each Group member concerned; (B) the identity of the relevant guarantor or other Security or Security provider and of the provider of the facility; and (C) the applicable tenor;

(vii)	an update (together with a management commentary (if appropriate)) in respect of (A) cash collateral securing off-balance sheet undertakings (but only from the calendar month, commencing on 30 April 2003); and (B) the aggregate amount of releases of “cautions” and guarantees in each case in respect of Relevant Subsidiaries; and

(viii)

a certificate signed by an Authorised Signatory of the Borrower confirming the Borrower’s compliance with the monthly financial covenants contained in Clause 19 for the last day of such month and including (in reasonable detail and in a form reasonably satisfactory to the Bank) computations necessary to demonstrate such compliance, and all in such detail and form as the Bank may reasonably require; and

(d)	from time to time and at the request of the Bank, furnish to the Bank such other information about the business, operations, performance, prospects and financial condition of the Group as it may reasonably require including, without limitation, information concerning any of the following:

(i)	the implementation of the Strategic Plan;

(ii)	the GT24 and GT26 units (including details of any claims (indemnity or otherwise) and provisions); and

(iii)	once available, any strategic decision approved by the board of directors of the Borrower which would be likely to affect the latest Liquidity Plan or the Strategic Plan.

Information to Shareholders, Creditors and Publicly Available Information

17.3 At the same time as sent to its shareholders (or any class of its shareholders) or creditors or otherwise made publicly available, the Borrower will deliver to the Bank any circular, document or other written information sent to its shareholders (or any class of its shareholders) or creditors or otherwise made publicly available.

Events of Default

17.4 The Borrower will notify the Bank in writing of the occurrence of any Event of Default or Potential Event of Default other than an Excluded Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it. With each financial statement delivered by it under Clause 17.2(a) and 17.2(b), and promptly after any request made by the Bank from time to time, the Borrower will deliver to the Bank a certificate signed on its behalf by such Person as may be acceptable to the Bank for that purpose confirming that, so far as it is aware and (if applicable) except as previously notified to the Bank or waived in accordance with Clause 27.2, no Event of Default or Potential Event of Default other than an Excluded Default has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

Cash Collateral Security

17.5 The Borrower undertakes to provide on or prior to 30 April, 2003 to the Bank a schedule in respect of each Relevant Subsidiary (to the extent applicable) providing details of all cash collateral granted by it as at the date of the Amendment Agreements by way of security for off-balance sheet undertakings.

18. UNDERTAKINGS

The Borrower undertakes, in relation to itself and, where applicable, each of its Relevant Subsidiaries that, so long as any sum remains to be lent or remains payable under this Agreement:

Ranking of Obligations

18.1 Its payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its other unsecured and unsubordinated Indebtedness except for such unsecured Indebtedness as would, by virtue only of the operation of law, be preferred.

Negative Pledge

18.2 The Borrower will not, and will procure that no other member of the Group will, create or have outstanding any Security on or over their respective Assets, except for:

(a)	Security existing as at the date of the Amendment Agreements and any replacement of any such Security provided that such replacement Security (x) relates to the same Assets as the Security that is replaced; and (y) secures Indebtedness of the same creditor and represents an extension of the Indebtedness secured thereby (but, except with the prior consent of the Bank, the principal, capital or nominal amount secured by any initial or replacement Security referred to in this paragraph (a) may not be increased beyond the maximum such amount secured by the relevant Security at the date of the Amendment Agreements);

(b)	liens arising solely by operation of law and in the ordinary course of business;

(c)	Security over cash or securities deposited with any bank, financial institution, stock exchange or clearing house with which any member of the Group enters into foreign exchange, swap or derivative transactions for hedging purposes in the ordinary course of business and with which cash or securities are required to be deposited in order for such transaction to be entered into;

(d)	Security relating to “cautions”, guarantees, surety bonds and any similar transaction in the ordinary course of business and not at any time exceeding in aggregate EUR 10,000,000;

(e)	Security arising in respect of the purchase of machinery and equipment in the ordinary course of business and granted over such assets to secure Indebtedness raised to finance the acquisition thereof;

(f)	Security for taxes or governmental charges contested in good faith and in relation to which adequate reserves have been made;

(g)	Security resulting from the securitisation transactions permitted pursuant to Clause 18.3(b) below, subject to a maximum amount of EUR 5,000,000;

(h)	Security resulting from financial leases permitted pursuant to Clause 18.10(g) below to the extent granted over the relevant leased assets;

(i)	Security required by law to be created in order to implement the Strategic Plan;

(j)	Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant member of the Group in the ordinary course of its business;

(k)	any Security created over Assets acquired after the date of the Amendment Agreements and securing Project Finance Indebtedness provided that the only Assets which are the subject of that Security are Assets which are the subject of the relevant Project;

(l)	any other Security created or outstanding (i) with the consent of the Bridge Majority Lenders under the Bridge Facility but only if the Security in question does not secure liabilities under the Bridge Facility Agreement or (ii) in the ordinary course of business, and over assets having an aggregate value, and securing Indebtedness, not exceeding in aggregate at any time EUR20,000,000 for all members of the Group, and

(m)	at any time after the Bridge Facility Discharge Date, any other Security created or outstanding with the prior consent of the Bank.

Transactions similar to Security/Securitisations

18.3 The Borrower will procure that no member of the Group will:

(a)	dispose of any asset on terms that such asset is or may be leased to or re-acquired or acquired by any member of the Group (except in respect of the disposal of Azur as contemplated in the Strategic Plan) in circumstances where the transaction is entered into primarily as a method of raising Indebtedness or financing the acquisition of an asset other than as permitted under Clause 18.10; or

(b)	dispose of any receivable (whether or not on recourse terms) except:

(i)	pursuant to the Dunkerque Securitisation (up to a maximum amount of EUR 170,000,000);

(ii)	in respect of existing receivables having a maturity falling on or prior to the Extended Maturity Date;

(iii)	in respect of future receivables other than pursuant to the Dunkerque Securitisation (up to a maximum amount of EUR 80,000,000);

(iv)	pursuant to an existing securitisation programme at the date of the Amendment Agreements to the extent the aggregate amount of receivables within such programme is not increased after such date; or

(v)	as permitted by the Bridge Majority Lenders under the Bridge Facility Agreement, and at any time after the Bridge Facility Discharge Date, with the prior consent of the Bank.

Disposals

18.4 The Borrower will procure that no member of the Group will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) dispose of all or any part of its assets other than disposals made on arms’ length terms at fair market value:

(a)	of assets in the ordinary course of business;

(b)	of cash and Investments provided such disposals are not prohibited by any other provision hereof;

(c)	of receivables in connection with securitisations to the extent permitted under Clause 18.3(b) hereof;

(d)	to a Material Subsidiary;

(e)	of assets for the purpose of sale and leaseback transactions to the extent permitted under Clause 18.10(g) hereof;

(f)	contemplated by the Strategic Plan;

(g)	as permitted by the Bridge Majority Lenders under the Bridge Facility Agreement and at any time after the Bridge Facility Discharge Date, with the prior consent of the Bank; or

(h)	pursuant to a transaction permitted by Clause 18.7(a) whose individual Net Cash Proceeds do not exceed EUR 100,000 and when aggregated with the Net Cash Proceeds received since the date of the Amendment Agreements in respect of Disposals permitted pursuant to this paragraph (h) do not exceed EUR 1,000,000, in each case provided that:

(i)	disposals of shares in a member of the Group are not permitted except by paragraphs (d), (f), (g) or (h) above;

(ii)	disposals under paragraphs (c) to (f) inclusive are only permitted so long as no Default has occurred which is continuing.

Additional provisions relating to Disposals

18.5 The Borrower will procure that:

(a)

all Disposals by members of the Group other than to (i) wholly owned members of the Group or (ii) to a member of the Group under a Permitted Joint Venture provided that such Disposal otherwise complies with the other provisions of this Agreement, are made for a consideration payable in cash; and

(b)	no Disposal by any member of the Group referred to in the Strategic Plan is made on terms that the purchaser or any other person has a right to require any member of the Group to repurchase or procure the repurchase of all or a material part of the assets disposed of, or on terms having similar effect; provided that this sub-paragraph (b) shall not prevent the granting of warranties, indemnities or the assumption of similar liabilities to the extent in accordance with usual commercial practice.

Change of Business

18.6 The Borrower will ensure that there is no material change in the overall nature of the business of the Group taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise) except by reason of the implementation of the Strategic Plan.

Acquisitions and Mergers

18.7 The Borrower will procure that, except as permitted by the Bank:

(a)	no member of the Group shall be subject to any reorganisation, restructuring or merger except for solvent reconstructions within the Group and provided that, in the case of mergers involving the Borrower or a Material Subsidiary, the surviving entity shall be the Borrower or a Material Subsidiary and provided further that the same shall not entail any Material Adverse Effect;

(b)	no member of the Group will make any acquisitions or investments in any business or shares or equivalent other than:

(i)	any transaction required in order to implement the Strategic Plan; and

(ii)	acquisitions or investments of an individual value (including debt assumed or directly or indirectly acquired) not exceeding EUR 10,000,000 and not exceeding in aggregate for all members of the Group EUR 50,000,000; and

in each case (i) as permitted by the Bridge Majority Lenders under the Bridge Facility Agreement or (ii) at any time after the Bridge Facility Discharge Date, with the prior consent of the Bank.

Insurances

18.8 The Borrower will ensure that there is in effect at all times insurance cover over its Assets and business and those of its Relevant Subsidiaries of a type and in an amount which is consistent with good business practice in the relevant industry.

Compliance with laws

18.9 The Borrower will, and shall ensure that each member of the Group will, maintain and comply with all applicable laws, regulations, authorisations, permits and licences as are desirable in connection with its business including, without limitation, any Consents necessary to enable it to carry out the transactions contemplated by this Agreement and the Strategic Plan, any Environmental Law and any Environmental Authorisations except in each case, to the extent failure would not reasonably be expected to have a Material Adverse Effect.

Borrowed Money

18.10 The Borrower will procure that no member of the Group will incur or permit to subsist any Borrowed Money incurred after the date of the Amendment Agreements other than:

(a)	local borrowings by members of the Group required in the ordinary course of business in an aggregate amount for all members of the Group of up to EUR 100,000,000;

(b)	any borrowing raised after the date of the Amendment Agreements in respect of which no repayment of principal is required to occur prior to 20 April 2004 and the proceeds of which are forthwith applied in prepayment and cancellation of the Bridge Facility and, after the Bridge Facility Discharge Date, the Extended Facilities (pro rata);

(c)	any discounting of bills having a maturity falling before the Extended Maturity Date;

(d) (i)	any issue of commercial paper which, when aggregated with all outstanding commercial paper for the time being issued by members of the Group, does not exceed the amount forecast to be outstanding at such time in the Initial Liquidity Plan;

(ii)	any issue of commercial paper having a maturity falling after the Extended Maturity Date, provided that if such issue of commercial paper, when aggregated with all outstanding commercial paper for the time being issued by members of the Group, exceeds the amount forecast to be outstanding at such time in the Initial Liquidity Plan then the Net Cash Proceeds thereof which exceed the amount forecast to be outstanding at such time in the Initial Liquidity Plan shall be applied in prepayment in accordance with Clause 6.3;

(e)	any issue of commercial paper having a maturity falling before the Extended Maturity Date;

(f)	any Project Finance Indebtedness;

(g)	any operating or finance lease entered into in the ordinary course of business in accordance with capital expenditures taken into account in the Strategic Plan;

(h)	loans between members of the Group (including loans arising pursuant to cash pooling in the ordinary course of cash management of the Group);

(i)	any Borrowed Money arising under a transaction permitted pursuant to Clause 18.3(b); or

(j)	as permitted by the Bank.

Loans

18.11 The Borrower will procure that no member of the Group will be the creditor of any Borrowed Moneys other than:

(a)	those existing on the date of the Amendment Agreements;

(b)	trade credit on normal commercial terms in the ordinary course of its trading activities;

(c)	loans between members of the Group in the ordinary course of business or cash management; or

(d)	loans to employees made in accordance with the practice of members of the Group as at the date of the Amendment Agreements.

Prepayment of Group Facilities

18.12 Save as otherwise agreed by the Bank, the Borrower will procure that no member of the Group will:

(a)	prepay any Borrowed Money of any member of the Group (other than non-confirmed bank overdrafts);

(b)	cancel all or part of any commitment of any financier to any member of the Group in respect of Borrowed Money;

(c)	purchase or redeem prior to its stated maturity all or part of any bonds or other Borrowed Money of any member of the Group (including by way of purchase of a sub-participation in relation thereto) or enter into any other transaction having similar effect; or

(d)	amend the terms applicable to any Borrowed Money to which any member of the Group is party in a manner that would be materially prejudicial to the interests of the Bank (it being acknowledged (without limitation) that advancing any scheduled maturity date to a date prior to 31 August, 2006 shall for these purposes be deemed materially prejudicial to the interests of the Bank), provided that for the purposes of this Clause 18.12, any commitment or outstanding arising under the Bridge Facility Agreement shall not constitute Borrowed Money.

Share issuance

18.13 Save :

(a)	as otherwise expressly permitted by Clause 18.7(a);

(b)	as permitted by the Bridge Majority Lenders under the Bridge Facility Agreement; or

(c)	at any time after the Bridge Facility Discharge Date, with the prior consent of the Bank,

the Borrower will procure that no member of the Group (other than the Borrower or a member of the Group under a Permitted Joint Venture to its shareholders) will issue any shares other than to a wholly-owned Subsidiary of the Borrower or to the Borrower.

Share Redemption

18.14 The Borrower will procure that no member of the Group will directly or indirectly redeem, purchase, retire or otherwise acquire for consideration any shares issued by it or set apart any sum for any such purpose or otherwise reduce its capital (except where:

(a)	any resulting payment or distribution of cash or other assets is made to the Borrower or a wholly-owned Subsidiary of the Borrower; or

(b)	the reduction is made in respect of accrued losses or in order to effect the Rights Issue and (in each case) does not result in a cash payment to any Person).

Payment of distributions

18.15 Save as otherwise permitted (i) subject to and in accordance with the terms of the Bridge Facility Agreement or (ii) at any time after the Bridge Facility Discharge Date with the prior consent of the Bank, the Borrower will procure that no member of the Group will:

(a)	declare or pay, directly or indirectly, any dividends or make any other distribution or pay any other amounts, whether in cash or otherwise, on or in respect of any class of its share capital, or set apart any sum for any such purpose (other than by a member of the Group to the Borrower or a wholly-owned Subsidiary of the Borrower or other than by a member of the Group under a Permitted Joint Venture to its shareholders);

(b)	except for transactions made in the ordinary course of business and at arms’ length, make any cash payment to any Affiliate of the Borrower that is not a wholly-owned Subsidiary of the Borrower,

except where required to comply with its obligations hereunder or under any shareholders’ or similar agreement in effect on the date of the Amendment Agreements and the Borrower shall take all steps to ensure upstreaming of cash from its Subsidiaries to meet its obligations pursuant to this Agreement.

Pensions schemes

18.16 The Borrower will procure that all material pension schemes of it and its Relevant Subsidiaries are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

Intellectual Property

18.17 The Borrower will procure that it and the Relevant Subsidiaries will:

(a)	observe and comply with all obligations, laws and regulations applicable to it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which it requires to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect or significantly adversely affect the value of any material Intellectual Property of the Group;

(b)	do what is necessary to maintain, register, protect and safeguard the intellectual property required to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of that Intellectual Property nor allow it to be put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct its business or any part of it if to do so would have or could be reasonably expected to have a Material Adverse Effect.

Auditors

18.18 The Borrower will procure that neither it nor any Relevant Subsidiary will:

(a)	appoint any auditors other than firms of international standing and repute;

(b)	make any material change to the accounting policies or practices of the Group, except for the introduction of “cost to cost” accounting practices should they be applied from 31 March, 2003 or as required by applicable law or regulation.

Arm’s length transactions

18.19 The Borrower will procure that no member of the Group will enter into any arrangement or transaction which is not on arm’s length terms in accordance with sound commercial practice and (except in order to implement the Strategic Plan) in the ordinary course of its business.

Joint Ventures

18.20 The Borrower will procure that no member of the Group will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, other than:

(a)	any joint venture, partnership or similar arrangement subsisting on the date of the Amendment Agreements; or

(b)	any such arrangement that is entered into in the ordinary course of business through a limited liability company,

(each such joint venture, partnership or similar arrangement constituting a Permitted Joint Venture),

and no member of the Group shall make any investment or otherwise participate in an entity with unlimited liability.

Holding Company

18.21 The Borrower shall not carry on any business other than that of the holding company of the Group and shall not incur any liabilities other than those directly related to such business or the business of the Group.

Cash pooling

18.22 The Borrower shall procure that no change is made to the cash pooling or other cash or treasury management operations of the Group as carried on at the date of the Amendment Agreements which would be likely to have a Material Adverse Effect.

Capital Expenditure

18.23 The Borrower will procure that Capital Expenditure of the Consolidated Group in any period does not exceed 110 per cent. of the Capital Expenditure of the Consolidated Group forecast for such period in the Initial Liquidity Plan.

Vendor Financing

18.24 The Borrower will procure that no new Vendor Financing after the date of the Amendment Agreements is provided by any member of the Group.

Group Structure

18.25 The Borrower will procure that except as a result of sales pursuant to the Strategic Plan, no change shall occur in the shareholdings of the Selling Subsidiaries or of the Exiting Subsidiaries which would result in the Borrower’s direct or indirect shareholding in any such company being reduced.

Off balance sheet undertakings

18.26 The Borrower will procure that no member of the Group will enter into any new commitment or assume any additional liability (contingent or actual) in respect of any Project Finance Indebtedness in existence at the date of the Amendment Agreements or in respect of any Borrowed Moneys (except as expressly permitted pursuant hereto).

Utilisation of other facilities

18.27 The Borrower will ensure that:

(a)	committed credit facilities of the Borrower are at all times utilised to the fullest extent possible in priority to the Facility in order to reduce the amount of the Outstandings hereunder from time to time; and

(b)	any drawing under any committed credit facility by the Borrower will be made for the longest interest period permitted under the relevant facility,

provided that for the purposes of the foregoing committed credit facility shall be deemed not to include the Bridge Facility.

Strategic Plan

18.28 The Borrower undertakes:

(a)	promptly to inform the Bank of any event or circumstance likely to result in a material change in the assumptions and valuations made by the Borrower in the Strategic Plan;

(b)	to use its best endeavours to ensure that the affairs of the Group are in all respects conducted so as to ensure that the Strategic Plan is implemented and that it is implemented under the best possible conditions (including as to timing); and

(c)	promptly to inform the Bank of any legal impediment or restriction to the implementation of the Strategic Plan in all material respects within the timetable therein.

19. FINANCIAL COVENANTS

19.1

(a)	Consolidated Net Worth: The Borrower shall procure that Consolidated Net Worth shall not, on each of 31 March, 2003 and 30 September, 2003, be less than the amount set out opposite such date in the table below; it being agreed that any increase in the equity of the Borrower shall not be taken into account for the purpose of determining the Consolidated Net Worth of the Borrower.

Date	Consolidated Net Worth
31 March 2003	EUR800,000,000
30 September 2003	EUR500,000,000

(b)	Total Debt: In respect of the period commencing on 31 March 2003, the Borrower shall procure that the Total Debt of the Group during any month is at no time greater than the amount set out below in respect of such month; provided that the amounts set out in the second column below shall on any date be reduced by an amount equal to the Net Cash Proceeds received prior to such date in respect of any Disposal of Parthenon or Trout to the extent such amount exceeds the amount of such proceeds forecast to have received on such date in respect of such Disposal in the Initial Liquidity Plan.

Month	Total Debt
March 2003	EUR7,000,000,000
April 2003	EUR7,500,000,000
May 2003	EUR7,500,000,000
June 2003	EUR6,800,000,000
July 2003	EUR6,800,000,000
August 2003	EUR6,800,000,000
September 2003	EUR6,800,000,000
October 2003	EUR6,000,000,000
November 2003	EUR6,000,000,000
December 2003	EUR6,000,000,000

(c)	Total Net Debt: In respect of the period commencing on 31 March 2003, the Borrower shall procure that the Total Net Debt of the Group during any month is at no time greater than the amount set out below in respect of such month; provided that the amounts set out in the second column below shall on any date be reduced by an amount equal to the Net Cash Proceeds received prior to such date in respect of any Disposal of Parthenon or Trout to the extent such amount exceeds the amount of such proceeds forecast to have been received on such date in respect of such Disposal in the Initial Liquidity Plan.

Month	Total Net Debt
March 2003	EUR5,300,000,000
April 2003	EUR5,900,000,000
May 2003	EUR6,100,000,000
June 2003	EUR5,500,000,000

July 2003	EUR5,500,000,000
August 2003	EUR5,500,000,000
September 2003	EUR5,500,000,000
October 2003	EUR4,800,000,000
November 2003	EUR4,800,000,000
December 2003	EUR4,800,000,000

Financial Covenant Testing

19.2

(a)	The financial covenant specified in Clause 19.1(a) above shall, be tested by reference the Latest Financial Statements of the Borrower delivered pursuant to Clause 17.2(a) or (b) (as relevant).

(b)	The financial covenants specified in Clause 19.1(b) and (c) shall be tested by reference to the consolidated financial position of the Borrower on the last day of the relevant calendar month as evidenced by the compliance certificates and other information delivered pursuant to each of Clauses 17.2(a)(ii), 17.2(b)(ii) and 17.2(c)(viii) above.

Applicable Accounting Principles

19.3

(a)	If any financial statement of the Borrower delivered or to be delivered to the Bank under Clause 17.2(a) or 17.2(b) is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles:

(i)	The Borrower and the Bank shall, on the request of the Bank, negotiate in good faith with a view to agreeing such amendments to the above financial covenants and/or the definitions of the terms used in them as are necessary to give the Bank comparable protection to that contemplated at the date of the Amendment Agreements.

(ii)	If amendments are agreed by the Borrower and the Bank within 25 days, those amendments shall take effect in accordance with the terms of that agreement.

(iii)	If such amendments are not so agreed within 25 days, the Borrower shall:

(A)	within 30 days after the end of that 25 day period and

(B)	with all subsequent financial statements to be delivered to the Bank under Clause 17.2(a) or 17.2(b),

deliver to the Bank, in reasonable detail and in a form satisfactory to the Bank, details of all such adjustments as need be made to the relevant financial statement to bring it into line with Applicable Accounting Principles.

20. DEFAULT

Events of Default

20.1 Each of the following is an Event of Default:

(a)	Non-Payment: The Borrower does not pay in the manner provided in the Finance Documents any sum payable under it when due, unless the Borrower satisfies the Bank that such non-payment is due solely to administrative error (whether by the Borrower or a bank involved in transferring funds to the Bank) and payment is made within 2 Business Days of the date on which such payment was due.

(b)	Breach of Representation or Warranty: Any representation, warranty or statement by the Borrower (for itself or any Relevant Subsidiary) in the Finance Documents or in any document delivered under it is not complied with or is or proves to have been incorrect, in any material respect, when made or deemed repeated.

(c)	Breach of Undertaking: The Borrower does not perform or comply with any one or more of its obligations: (i) under Clauses 18.8, 18.16 or 18.17 and, if capable of remedy, the relevant breach is not remedied within 21 days of the date on which the Borrower became aware of the same; or (ii) under the Finance Documents other than those obligations referred to in paragraph (i)) including, without limitation the financial covenants under Clause 19 (Financial Covenants).

(d)	Cross Default: Any other Indebtedness of the Borrower or any member of the Group for or in respect of Borrowed Money, or any other Indebtedness of any of them to a bank or financial institution (other than, in each case, Project Finance Indebtedness), is or is declared to be (or (but in the case only of Indebtedness of the Borrower or any Relevant Subsidiary) is capable of being rendered) due and payable before its normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness and provided that:

(i)	neither (x) an Excluded Default; nor (y) in respect of the period ending on the Bridge Initial Drawdown Date) an Event of Default specifically disclosed in the Waivers and Amendments, shall be capable of giving rise to an Event of Default under this Clause 20.1(d);

(ii)

a Group Guarantee shall be capable of giving rise to a default under this Clause 20.1(d) but only if the guarantor fails within any applicable grace period to comply with its payment obligations thereunder, and provided that no Event of Default shall arise in respect of any Group Guarantee in respect of Project Finance Indebtedness if payment thereunder is being contested in good faith and in respect of which the Borrower has provided to the Bank within 10 days of such declaration, an opinion from a leading international law firm that the relevant guarantor has good grounds for such a position and a certificate stating that the relevant guarantor has established, if appropriate, adequate reserves in respect of such Indebtedness; and

(iii)	no default will occur under this Clause 20.1(d) unless and until the aggregate amount of the Indebtedness (whether of one or more Persons) in respect of which one or more of the events mentioned above in this Clause 20.1(d) has/have occurred equals or exceeds EUR 35 million or its equivalent (as reasonably determined by the Bank).

(e)	Insolvency: The Borrower or any Relevant Subsidiary or any other member of the Consolidated Group (provided, in the case of a member of the Consolidated Group, such event has or could have a Material Adverse Effect on the Borrower) is (or is held by a court of competent jurisdiction to be) insolvent or unable to pay its debts as they become due, or a mandataire ad hoc or similar officer is appointed in respect of all or a material part of the business or Assets of any of them, or any of them enters into a règlement amiable or liquidation or any other arrangements or composition with its creditors or any of them is in a situation of cessation des paiements or a judgement is given for a liquidation judiciaire or a plan de cession totale de l’entreprise in respect of the business of any of them or any of them are subject to any similar proceedings.

(f)	Enforcement Proceedings: A distress, attachment, execution or other legal process is levied, enforced or sued out on or against the Assets of the Borrower or any Relevant Subsidiary if it has or could have a Material Adverse Effect on the Borrower.

(g)	Security Enforceable: Any Security on or over the Assets of the Borrower or any Relevant Subsidiary becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security if it has or could have a Material Adverse Effect on the Borrower.

(h)	Winding-up: Any step is taken by any Person with a view to the Winding-up of the Borrower or any Relevant Subsidiary, or any of them ceases or threatens to cease to carry on all or a substantial part of its business, except, in the case of any Relevant Subsidiary, for the purpose of and followed by a solvent intra-Group reconstruction, amalgamation, reorganisation, merger or consolidation, or otherwise where such Winding-up is vexatious or frivolous and it is discharged within 30 days of such step being taken.

(i)	Change of Control: Control of the Borrower is acquired by any Person, or any group of connected Persons acting in concert acquires any of the capital or voting rights of the Borrower resulting in such Person or persons holding more than 50% of such capital or voting rights.

(j)	Illegality: It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement (and the Bank determines that the unlawfulness of the relevant obligation(s) is material).

(k)	Analogous Events: Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clauses 20.1(e) (Insolvency), 20.1(f) (Enforcement Proceedings) or 20.1(h) (Winding-up).

(l)	Material Adverse Change: Any event(s) occur(s) or circumstances arise which in the Bank’s reasonable opinion has or is likely to have a Material Adverse Effect, in each case after the date of the Amendment Agreements.

(m)	Litigation: Any litigation, arbitration or administrative or regulatory proceeding is commenced by or against a member of the Group which could be reasonably expected to be adversely determined and, if so determined, could reasonably be expected to have (whether by itself or together with any related claims) a Material Adverse Effect.

(n)	Audit Qualification: The Auditors qualify their report on any audited consolidated financial statements of the Borrower other than with a qualification of a minor or technical nature.

(o)	Board Meeting: Either:

(i)	a meeting of the board of directors of the Borrower: (A) is not held on or prior to 13 May, 2003; or (B) is held but fails to resolve to convene the Shareholders’ Meeting; or

(ii)	at any time following such meeting of the board of directors any resolution(s) passed in connection with the Rights Issue is revoked.

(p)	Strategic Plan: At any time the Borrower has failed unconditionally to have completed substantially all of the Asset Disposals at times materially consistent with the timing set forth in the Strategic Plan.

(q)	Realisation of the Strategic Plan: The occurrence of any event or circumstance which, in the reasonable opinion of the Bank, has or is likely to have a material adverse effect on the Borrower’s ability to implement and complete the Strategic Plan at times materially consistent with the timing set forth therein.

(r)	Waivers and Amendments: Any failure to sign any or all of the Waivers and Amendments on or prior to the earlier to occur of the Bridge Initial Drawdown Date and 30 April, 2003.

Cancellation/Acceleration

20.2 If at any time and for any reason (and whether within or beyond the control of the Borrower) any Event of Default has occurred and is subsisting, the Bank shall by notice to the Borrower declare:

(a)	the Commitment to be cancelled or suspended (in whole or in part), whereupon it shall be so cancelled or suspended;

(b)	any or all Advances, all unpaid accrued interest and fees and any other sum then payable under this Agreement to be immediately due and payable (in each case, in whole or in part), whereupon they shall become so due and payable; and/or

(c)	any or all Advances to be payable on demand (in each case, in whole or in part) whereupon the same shall become payable on demand by the Bank.

21. DEFAULT INTEREST

Interest on Overdue Sums

21.1 If the Borrower does not pay any sum payable under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Bank (both before and after judgement) in accordance with this Clause 21.

Default Interest Periods and Rates

21.2 Interest under this Clause 21 shall be calculated by reference to successive Default Interest Periods, each of which (other than the first, which shall begin on the due date) shall begin on the last day of the previous one. Each such Default Interest Period shall be of such period as the Bank may from time to time select and the rate of interest applicable for all or any part of a particular Default Interest Period shall be the rate per annum equal to the sum of 3% and the rate which would be applicable to that overdue sum for (or, as the case may be, for that part of) that Default Interest Period under Clause 8.2 (Normal Interest Rate) if that overdue sum were a non-overdue Advance, except as follows:

(a)	Subject to Clauses 21.2(b) and 21.2(c), until the first Business Day after the Bank first becomes aware of the relevant default, the Bank may require that each Default Interest Period relating to the relevant overdue sum shall be an “overnight” period beginning on one Business Day and ending on the next. The rate of interest for a particular “overnight” period shall be the rate per annum equal to the sum of 3%, the relevant Margin, the Mandatory Costs and EONIA for that Default Interest Period.

(b)

If the overdue sum is of principal of an Advance and becomes due before the Repayment Date of that Advance, the first Default Interest Period applicable to that overdue sum shall end on that Repayment Date and the rate of interest applicable to that sum for that Default Interest Period shall be the rate per annum equal to the sum of 3% and the rate applicable to it immediately before it became due.

(c)	If any event mentioned in Clause 13.1 (Triggering Events) occurs in relation to any Default Interest Period applicable to an overdue sum, the rate of interest payable for all or any part of that Default Interest Period shall be the sum of 3%, the relevant Margin, the Mandatory Costs and the cost to the Bank (as certified by it and expressed as a rate per annum) of funding such sum during that Default Interest Period by whatever means it determines to be appropriate.

(d)	Any Default Interest Period which would otherwise end on a non-Business Day shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

Payment and Compounding of Default Interest

21.3 Interest accrued under this Clause 21 shall be due on demand by the Bank but, if not previously demanded, shall be paid when due in accordance with Clause 8.4. If not paid when due, the interest shall be added to the overdue sum and itself bear interest accordingly, to the fullest extent permitted by French law.

22. INDEMNITIES

Miscellaneous Indemnities

22.1 The Borrower shall on demand and, on receipt of written justification, indemnify the Bank against any funding or other reasonable cost, loss, expense or liability sustained or incurred by it as a result of:

(a)	an Advance not being made by reason of non-fulfilment of any of the conditions in Clause 4.1 (Drawdown Conditions) or the Borrower purporting to revoke a notice requesting an Advance;

(b)	the occurrence or continuance of any Event of Default; or

(c)	the receipt or recovery by the Bank of all or any part of an Advance or overdue sum otherwise than on the Repayment Date of that Advance or the last day of an Default Interest Period relating to that overdue sum.

Broken Funding Costs

22.2 In the case of Clauses 22.1(a) and 22.1(c) above, the amount payable shall in any event include the amount (if any) by which:

(a)

the amount of interest which the Bank is able to obtain by placing an amount equal to the relevant Advance or overdue sum or (as the case may be) of the relevant amount so received or recovered on deposit in the Inter-bank Market, for the remainder of the relevant Term or Default Interest Period, as soon as reasonably practicable after it becomes aware that the relevant Advance is not being made or (as the case may be) of the relevant event referred to in Clause 22.1(a) or 22.1(c).

is less than:

(b)	the amount of interest which, in accordance with the expressed terms of this Agreement, would otherwise be payable to the Bank on that Advance for its Term or Default Interest Period or (as the case may be) of the relevant amount for the remainder of the relevant Term or Default Interest Period.

Currency Indemnity

22.3 (a)	In respect of any sum payable by the Borrower under or in connection with this Agreement, including damages, the currency specified in Clause 15.2 (Currency of Payments) in respect of that sum (the “Currency of Account”) shall be the sole currency of account and payment.

(b)	Any amount received or recovered in a currency other than the relevant Currency of Account (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of the Borrower or otherwise) by the Bank in respect of any sum expressed to be due to it from the Borrower under this Agreement shall only discharge the Borrower to the extent of the amount in that Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(c)	If that amount in that Currency of Account is less than the amount expressed to be due to the recipient under this Agreement, the Borrower shall indemnify it against any loss sustained by it as a result. In any event, the Borrower shall indemnify the recipient against the cost of making any such purchase. For the purpose of this Clause 22.3, it will be sufficient for the Bank to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

Indemnities Separate

22.4 Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

23. SET-OFF

Set-Off

23.1 The Borrower authorises the Bank (but only so long as an Event of Default or Potential Event of Default has occurred and is continuing) to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability to it of, any office of the Bank in or towards satisfaction of any sum then due from it to the Bank under this Agreement and unpaid and, for that purpose, to convert one currency into another at the rate of exchange obtained by such party in accordance with its usual practice (but so that nothing in this Clause 23.1 shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this Clause 23.1, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

24. EXPENSES AND STAMP DUTY

Expenses and Stamp Duty

24.1 Whether or not any Advance is made, the Borrower shall pay:

(a)	Initial Expenses: on demand, all reasonable costs and expenses (including legal fees and Taxes) incurred by the Bank in connection with the preparation, negotiation or entry into the applicable Amendment Agreement set out in a letter dated 11 March 2003 from, inter alios, the Bank to the Borrower and/or any amendment of, supplement to, or waiver or consent in respect of, this Agreement requested by or on behalf of the Borrower (whether or not entered into or given);

(b)	Enforcement Expenses: on demand, all costs and expenses (including legal fees and Taxes) incurred by the Bank in protecting or enforcing (or attempting to protect or enforce) any right under this Agreement and/or any such amendment, supplement, waiver or consent; and

(c)	Stamp Duty: promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar Tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment, supplement, waiver or consent, and shall indemnify the Bank against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

Other Expenses

24.2 The Borrower shall also, from time to time on demand of the Bank, reimburse it, at such reasonable hourly and/or daily rates as it shall from time to time notify to the Borrower, in respect of management time and/or other resources used by it in connection with any such amendment, supplement, waiver or consent, or the protection or enforcement or attempted protection or enforcement of any right under this Agreement and/or any such amendment, supplement, waiver or consent.

25. CALCULATIONS AND EVIDENCE

Basis of Calculation

25.1 All interest and commitment and utilisation fees shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days or in accordance with the then current market practice in the Inter-bank Market.

Loan Accounts

25.2 The entries made in the accounts maintained by the Bank in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded in them.

Certificates

25.3 A certificate by the Bank as to any sum payable to it under this Agreement, and any other certificate, determination, notification or the like of the Bank provided for in this Agreement, shall be conclusive save for manifest error. Any such certificate as to any sum shall set out the basis of computation of that sum in reasonable detail but shall not be required to disclose any information reasonably considered to be confidential.

26. NOVATION

Benefit and Burden of this Agreement

26.1 This Agreement shall benefit and bind the parties, any New Bank in respect of which a Novation Notice becomes effective in accordance with Clause 26.3, their permitted assignees and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

Borrower

26.2 The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

Bank

26.3 (a)

Subject to Clause 26.3(b) below, the Bank may at any time assign, novate or sub-participate all or part of an Advance, or all or part of the Outstandings/Commitment, to any bank or financial institution with (in the case of assignments and novations) the written consent of the Borrower (not to be withheld or delayed). In the absence of a response from the Borrower to a request for such a consent, consent will be deemed to have been given 7 Business Days after the Bank has requested the same. However, no consent of the Borrower shall be needed in respect of assignments or novations to

Affiliates of the Bank or following the occurrence of an Event of Default which is continuing. Any such novation shall be effective on the date specified in a duly completed and executed Novation Notice whereupon, subject to the terms of that Novation Notice:

(i)	to the extent that in that Novation Notice the Bank seeks to novate an Advance and/or its Commitment, the Borrower and the Bank shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as “discharged rights and obligations”)

(ii)	the Borrower and the New Bank shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only insofar as the Borrower and the New Bank have assumed and acquired the same in place of the Borrower and the Bank.

(b)	Unless the Bank and the Borrower agree otherwise, any assignment or novation must be in a minimum amount at least EUR10,000,000 and in an integral multiple of EUR1,000,000.

Facility Offices

26.4 The Bank may at any time with the written consent of the Borrower, such consent not to be unreasonably withheld and which consent shall be deemed to have been given unless, within 7 Business Days of being requested to consent, the Borrower refuses its consent, change its Facility Office in relation to all or a specified part of the Commitment and/or Outstandings.

Disclosure of Information

26.5 The Bank may approach and disclose to an actual or potential New Bank, assignee, sub-participant or the like such information about the Borrower or any other Person as it may think fit provided that the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Limitation on Certain Obligations of Borrower

26.6 If, at the time of any novation or assignment by the Bank or of any change its Facility Office, circumstances exist which would oblige the Borrower to pay to the New Bank or assignee (or, in the case of a change of Facility Office, the Bank) under Clause 10 (Taxes), 11 (Illegality) or 12 (Increased Costs) any sum in excess of the sum (if any) which it would have been obliged to pay to the Bank under the relevant Clause in the absence of that novation, assignment or change, the Borrower shall not be obliged to pay that excess.

Accession to Intercreditor Agreement

26.7 In respect of any novation or assignment under this Clause 26, the relevant New Bank shall take any interest transferred to it pursuant to such novation or assignment subject to the terms and conditions of the Intercreditor Agreement, and such New Bank shall execute an accession deed in the form provided under the Intercreditor Agreement for delivery to the Intercreditor Agent.

27. REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

No Implied Waivers, Remedies Cumulative

27.1 No failure on the part of the Bank to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that or any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

Amendments, Waivers and Consents

27.2 Any provision of this Agreement may be amended or supplemented only if the Borrower and the Bank so agree in writing and any Event of Default, Potential Event of Default, provision or breach of any provision of this Agreement may be waived by the Bank before or after it occurs only if the Bank so agrees in writing.

28. COMMUNICATIONS

Addresses

28.1 Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to it at the fax number or address, and marked for the attention, if any, from time to time designated by it for the purpose of this Agreement. The initial fax number, address and marking (if any) so designated by the Borrower and the Bank are set out under its name at the end of this Agreement.

Deemed Delivery

28.2 Any communication from the Borrower shall be irrevocable, and shall not be effective until received by the Bank. Any other communication to any Person shall be conclusively deemed to be received by that Person:

(a)	if sent by fax and received in legible form between 9 a.m. and 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided that, in the case of a communication by fax, the Person sending the fax shall have received a transmission receipt or

(b)	in any other case, when left at the address required by Clause 28.1 (Addresses) or within 5 such working days after being put in the post (by airmail if to another country) postage prepaid and addressed to it at that address.

For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

Electronic communications

28.3 (a)	Any communication to be made between the Bank and the Borrower under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Bank and the Borrower:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Bank and the Borrower will be effective only when actually received in readable form and in the case of any electronic communication made by the Borrower to the Bank only if it is addressed in such a manner as the Bank shall specify for this purpose.

Language

28.4 All communications and documents shall, either be in French (or, if available, English) and, if so required by the Bank upon reasonable request of the Bank, be accompanied by a certified translation into English by a translator acceptable to the Bank.

29. PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

30. CONTINUATION OF CERTAIN RIGHTS AND OBLIGATIONS

The obligations of either party under or in respect of Clauses 10 (Taxes), 12 (Increased Costs), 21 (Default Interest), 22 (Indemnities), 23 (Set-off) and 24 (Expenses and Stamp Duty) shall continue even after the Commitment has terminated and all the Advances have been repaid or prepaid.

31. COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

32. GOVERNING LAW AND JURISDICTION

Governing Law

32.1 This Agreement shall be governed by and construed in accordance with the laws of England.

English Courts

32.2 For the benefit of the Bank, both parties irrevocably agree that the High Court of Justice in England is to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in that court and the Borrower irrevocably submits to the jurisdiction of such court.

Other Competent Jurisdiction

32.3 Nothing in this Clause 32 shall limit the right of the Bank to take Proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Bank from taking Proceedings in any other jurisdiction, whether concurrently or not.

Venue

32.4 The Borrower irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 32 and any claim that any such Proceedings have been brought in an inconvenient forum.

Service of Process

32.5	(a) The Borrower irrevocably appoints ALSTOM Ltd and its successors to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to the relevant process agent (whether or not it is forwarded to and received by the Borrower). If for any reason a process agent ceases to be able to act as such or no longer has an address in England, as the case may be, the Borrower irrevocably agrees to appoint a substitute process agent acceptable to the Bank, and to deliver to the Bank a copy of the new agent’s acceptance of that appointment, within 30 days.

(b)	The Borrower irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by registered or certified prepaid airmail post to it in accordance with Clause 28 (Communications). Such service shall become effective 30 days after mailing.

(c)	Nothing shall affect the right to serve process in any other manner permitted by law.

33. CONFIDENTIALITY

Confidentiality Undertaking

33.1 The Bank undertakes to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by Clause 33.2 and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information, and to use the Confidential Information solely for the purposes of this Agreement.

Permitted Disclosure

33.2 The Borrower acknowledges and agrees that the Bank may disclose Confidential Information:

(A)	to its Affiliates and their officers, directors, employees and professional advisers to the extent strictly necessary for the purposes of this Agreement and to any auditors of any such Affiliate;

(B)	(i) where requested or required by any court of competent jurisdiction, any arbitration or other legal proceedings or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which its or the shares or other securities of any Affiliate are listed or (iii) where required by the laws or regulations of any country with jurisdiction over its or the affairs of any Affiliate;

(C)	to any prospective assignee which acknowledges and accepts to be bound by the provisions this Clause 33 and which undertakes to use the Confidential Information only for the Permitted Purpose; or

(D)	with the prior written consent of the Borrower.

Notification of Required Disclosure

33.3 The Bank agrees (to the extent permitted by law other than disclosed to any regulatory body made in the normal course of such regulatory body’s supervisory function) to inform the Borrower of any disclosure under Clause 33.2(B).

Insider Dealing

33.4 The Bank acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use any Confidential Information for any unlawful purpose.

Duration

33.5 The confidentiality undertaking of the Bank hereunder shall expire in respect of each Confidential Information three years after it is first delivered to the Bank hereunder.

33.6 For the purposes of the foregoing:

Confidential Information means any information relating to (i) GT24 and GT26 units to be delivered by the Borrower pursuant to Clauses 17.2(c)(v) and 17.2(d) (including any details of any claims (indemnity or otherwise) and provisions in respect thereof); and (ii) any information to be delivered by the Borrower pursuant to Clause 17.2(d) relating to the implementation of the Strategic Plan or as to strategic decisions approved by the board of directors of the Borrower which would be likely to affect the latest Liquidity Plan or the Strategic Plan and which is or has been so provided to the Bank by the Borrower, but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach by the Bank of this Agreement or (b) is known by the Bank (or any of them) before the date the information is disclosed to the Bank by the Borrower or is lawfully obtained by the Bank after that date, other than from a source which is connected with the Borrower and which, in either case, as far as the Bank is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Permitted Purpose means considering and evaluating whether to enter into the Facility.

34. THIRD PARTY RIGHTS

The terms of this Agreement may be enforced and relied upon only by the parties hereto and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

SCHEDULE 1

CONDITIONS PRECEDENT

Those required, if any, prior to the effectiveness of the applicable Amendment Agreement under the EUR 50,000,000 bilateral credit agreement dated 30 April 2002 between the parties hereto.

SCHEDULE 2

NOVATION NOTICE

ALSTOM

EUR 50,000,000 Revolving Credit Agreement dated 30 April 2002 and amended by Amendment Agreement dated 25 March 2003

This Novation Notice relates to the above Agreement. Terms defined in the Agreement have the same meaning in this Novation Notice.

The undersigned Existing Bank:

(a)	confirms that, to the extent details appear below under the heading “Rights and/or Obligations to be Novated”, those details accurately summarise the rights and/or obligations which are to be novated and which are, upon execution of this Novation Notice to the Bank (but subject to 3 below), cancelled and discharged in accordance with Clause 26.3 (Bank) of the Agreement

(b)	confirms that any consent required in accordance with Clause 26.3 (Bank) of the Agreement has been obtained to this novation

(c)	gives notice to the undersigned New Bank that the Existing Bank is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Bank.

The undersigned New Bank agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 26.3 (Banks) of the Agreement on and with effect from [•] 200[•].

The undersigned New Bank:

(i) confirms that, until further notice, its Facility Office and details for communications are as set out below

(ii) agrees to perform and comply with the obligations expressed to be imposed on it by Clause 26.3 (Bank) of the Agreement as a result of this Novation Notice taking effect

(iii) acknowledges and accepts paragraph (c)° above and

(iv) confirms that it is a Qualifying Bank.

The above confirmations and agreements are given to and for the benefit of and made with the Borrower and the Existing Bank.

This Novation Notice shall be governed by and construed in accordance with the laws of England.

Existing Bank

Name:

By:

Authorised Signatory

Date: • 200•

New Bank

Name:

By:

Authorised Signatory

Date: • 200•

Facility Office

Address:

Fax No:

Attention:

Rights and/or Obligations to be Novated

Existing Bank’s Commitment to be novated: EUR

Existing Bank’s share(s) of Advance(s) to be novated: EUR

SCHEDULE 3

NOTICE REQUESTING ADVANCE

To:	[Insert name of Bank]

[Insert address of Bank]

Attention: [Insert name of relevant Department or title of relevant officer]

EUR 50,000,000 Revolving Credit Agreement dated 30 April 2002 as amended by Amendment Agreement dated 25 March 2003

We refer to the above Agreement. Terms defined in that Agreement have the same meaning in this notice.

We give you notice that we wish an Advance to be made to us as follows:

Amount:

Date:	• 200• (or, if that is not a Business day, the next Business Day)

Term:	1 month [or such other Term as agreed by the Bank]

The proceeds of the Advance are to be made available to us by credit to [our account/the account of • in favour of ourselves] at •, •, [or, if the Advance is under the terms of the Agreement to be made in EUR, to [our account/the account of • in favour of ourselves] at •, •.]

No Event of Default or Potential Event of Default has occurred, or will occur as a result of making this Advance [, other than any waived in accordance with Clause 27.2 (Amendments, Waivers and Consents) of the Agreement] other than, in each case, an Excluded Default and/or (in relation to the period ending on 30 April 2003 only) as disclosed in the Waivers and Amendments.] All representations and warranties in Clause 16 (Representations and Warranties) of the Agreement [(except to any extent referred to in Clause 4.5 (No Event of Default etc.))] have been complied with [in all material respects]1 and would be correct if repeated today by reference to the circumstances now existing.

Dated [•] 200[•]

ALSTOM

[1]	In respect of rollovers only.

By:

Authorised signatory/ies

SCHEDULE 4

TIMETABLES

Notes:	“D”	=	Date on which the Advance is to be made.

	“B”	=	Borrower

	“Bk”	=	Bank

	IA	=	Intercreditor Agent

Under “Specified Time”, numbers indicate numbers of Business Days. See Clause 1 for meaning.

References to time are to Paris time, except where otherwise indicated.

Specified time	Action	Clause References

D-5 2 p.m.	Drawdown request to Bk from IA for Term other than 1 month	4.2

D-4 5 p.m.	Bk notifies IA of non-agreement to Term other than 1 month	8.1(b)

D-3 2 p.m.	Drawdown request to Bk from IA for 1 month Term	4.2

D-2 11 a.m.	Interest rate set	8.2 and 1.1 (definition of “Rate Fixing Day”)

D Close of business	Bk pays funds to IA	15.1

SCHEDULE 5

MANDATORY COSTS

The Mandatory Cost is an addition to the interest rate to compensate the Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

On the first day of each Term (or as soon as possible thereafter) the Bank shall calculate, as a percentage rate, the Mandatory Cost, in accordance with the paragraphs set out below.

If the Bank is lending from a Facility Office in a Participating Member State, the Mandatory Cost will be the percentage notified by the Bank to the Borrower as the cost of complying with the minimum reserve requirements of the European Central Bank.

If the Bank lending from a Facility Office in the United Kingdom, the Mandatory Cost will be calculated by the Bank as follows:

E x 0.01 per cent. per annum

    300

Where E is the rate of charge payable by the Bank to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Bank’s Fee Base.

For the purposes of this Schedule:

(a)	“Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

(b)	“Fee Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

Any determination by the Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost or any amount payable to the Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Bank may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 6

MATERIAL SUBSIDIARIES

ALSTOM Power Inc.

ALSTOM Power Switzerland AG

Chantiers de l’Atlantique

ALSTOM Power UK Ltd

ALSTOM Transport SA

ALSTOM T & D SA

ALSTOM UK Ltd

ALSTOM Power SA

ALSTOM Brasil Ltda

ALSTOM Energietechnik GmbH

ALSTOM Power Centrales

ALSTOM Power Asia Pacific Sdn Bdh

ALSTOM Australia

ALSTOM Power Monterrey III SA

ALSTOM Canada Inc

ALSTOM LHB GmbH

ALSTOM Power Italia S.p.A

ALSTOM Power Turbomachines

ALSTOM Transportation Inc.

ALSTOM Transporte, S.A.

ALSTOM Power Ltd

ALSTOM Power Generation AG

ALSTOM USA Inc.

ALSTOM Power Boiler GmbH

ALSTOM Holdings Ltd

ALSTOM Power Sweden AB

ALSTOM K.K.

ALSTOM Power Mexico S.A. de CV

ALSTOM Power Conversion GmbH

ALSTOM DDF SA

ALSTOM Ferroviaria S.p.A.

ALSTOM Holdings

ALSTOM NV

ALSTOM Contracting Ltd

ALSTOM Power Mexico SA de CV

ALSTOM GmbH

ALSTOM T&D Inc

ALSTOM Power AG

ALSTOM Ltd

ALSTOM Power Holdings Ltda

ALSTOM UK Holdings Ltd

SCHEDULE 7

TAUX EFFECTIF GLOBAL LETTER

ALSTOM

25, Avenue Kléber

75795 Paris Cedex 16

Attention : Mr Marc Haestier

[DATE]

Dear Sirs

EUR 50,000,000 Bilateral Credit Facility

We refer to the EUR 50,000,000 Bilateral Credit Agreement dated 30 April 2002 between you as Borrower and ourselves as the Bank (the Agreement) as amended by a first amendment agreement (the First Amendment Agreement) dated 25 March 2003. Terms defined in the Agreement (as amended) have the same meaning when used in this letter. This letter is the Taux Effectif Global letter referred to in Clause 14 (Taux Effectif Global) of the First Amendment Agreement and forms part of the Agreement.

Article L.313-4 and L. 313-5 of the Code monétaire et financier (formally article L. 313-1 and seq., to R.313-1 and R.313-2 of the Code de la Consommation) (the Code) specifies that the taux effectif global (all-in percentage rate) applicable to a loan be calculated by reference not only to interest (calculated in accordance with the relevant agreement), but by reference also to all costs, expenses, fees and other remuneration of whatever nature.

However, the floating nature of the rate of interest applicable to Advances, the provisions regarding mandatory repayment and the possibility for the Borrower to borrow all or part of the Facility, amongst other things, makes it impossible to specify a taux effectif global which will apply from the date of entry into effect of the First Amendment Agreement until the Extended Maturity Date.

As an indication only, we set out below examples of the applicable effective global rate (Taux Effectif Global) referred to in Clause 14 of the First Amendment Agreement (Taux Effectif Global), for the purposes of Article L.313-4 of the Code.

We hereby notify you that:

1. on the basis of the 1 month EURIBOR calculated on the basis of a 365 day year, for an Advance denominated in EUR, of [•] per cent. on [•]2003 and on the assumption that the total Available Commitments of EUR 50,000,000 remain drawn down in one Advance on [•] 2003 and that such Advance is renewed at the end of each interest period until its full reimbursement on the Extended Maturity Date, the taux effectif global for Advances under the Agreement (as amended) is [•] per cent, and

2. on the basis of the 1 month EURIBOR calculated on the basis of a 365 day year, for an Advance denominated in EUR, of [•] per cent. on [•] 2003 and on the assumption that the total Available Commitments of EUR 50,000,000 remain drawn down in one Advance on the date of [•] 2003 and that such Advance is renewed at the end of each interest period until its full reimbursement on the Extended Maturity Date, the taux effectif global for Advances under the Agreement (as amended) is [•] per cent.

The above rates are given on an indicative basis and for information only, in order to comply, insofar as possible, with the provisions of article L.313-4 and L. 313-5 of the Code and are calculated, inter alia, on the basis (i) that the EURIBOR, expressed as an annual rate, does not vary and remains equal to the rate fixed on dates stated above and (ii) of the commissions and various fees (including legal costs) known as of today’s date payable by you on the terms of the Agreement (as amended).

We should be grateful if you would confirm your understanding of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully

BNP Paribas

as the Bank

By:

We acknowledge the terms of this letter

ALSTOM

SCHEDULE 8

FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential Purchaser/Purchaser's agent/broker

Re: The Agreement

Borrower:

Date:

Amount:

Agent:

Dear Sirs

We understand that you are considering [acquiring]2/[arranging the acquisition of]3 an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1. Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that

[2]	delete if addressee is acting as broker or agent.
[3]	delete if addressee is acting as principal

the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] 1 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2. Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3. Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4. Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information

[4]	delete as applicable.

made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

5. Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6. No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a) neither we, [nor our principal]5 nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b) we [or our principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7. No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise

[5]	delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8. Inside Information

You acknowledge that some or all of the Confidential Information (including in particular the information defined as “Confidential Information” under Clause 33 of the Agreement)is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9. Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]4 the Borrower and each other member of the Group.

10. Third Party Rights

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11. Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12. Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality and includes in particular the information defined as “Confidential Information” under Clause 33 of the Agreement;

Group means the Borrower and each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies (as each such term is defined in the Companies Act 1985);

Permitted Purpose means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

Purchaser Group means you, each of your Holding Companies and subsidiaries and each subsidiary of each of your Holding Companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller/Seller’s agent/broker]

To:	[Seller]
[Seller’s agent/broker]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 9

WAIVERS AND AMENDMENTS

1.	Euro 1,875,000,000 multicurrency revolving credit agreement dated 19 April 1999, as amended between (i) ALSTOM as Borrower, (ii) Banque Nationale de Paris, Chase Manhattan plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and (iv) Banque Nationale de Paris as Agent.

Amendment of financial covenants.

2.	Euro 1,110,000,000 multicurrency revolving credit agreement dated 3 August 2001, as amended, between (i) ALSTOM as Borrower, (ii) BNP Paribas, Citibank International plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and BNP Paribas as Agent.

Amendment of financial covenants.

3.	Euro 560,000,000 secured credit facility agreement dated 29 March 2000, as amended, between (i) Tefus Financing Limited, (ii) the Banks named therein and (iii) Wesdeutche Landesbank Girozentrale as Agent and Security Agent, the purpose of which was to finance the purchase of receivables under two shipbuilding contracts between (i) Chantiers de l’Atlantique and (ii) Brittany Shipping Corporation Ltd. In the context of this facility ALSTOM Holdings granted a parent guarantee dated 29 March 2000 in favour of Tefus Financing Limited.

Waiver of financial covenants.

4.	Deed of Guarantee dated 7 April 1995 as replaced on 18 December 2002 granted by ALSTOM Holdings in favour of Royal Bank of Scotland (Industrial Leasing) Limited and Asset Finance March (A) Limited (a member of the HSBC Group) in connection with the project known as the “Northern Line”, guaranteeing the obligations of ALSTOM Northern Line Service Provisions Limited.

Waiver of financial covenants.

SCHEDULE 10

EXISTING SECURITY

Security interests existing as of 25th March 2003

ALSTOM : nil

ALSTOM Holdings :

-	USD 84,150,000 pledged deposit (“dépôt gage espèces”) in favour of Crédit Agricole Indosuez, related to the ship known as R8 (ex Renaissance).

-	EUR 78,558,120 on escrow account (“convention de dépôt séquestre”) at Société Générale, with EDF and ALSTOM Holdings as counterparties. Related to the sale of ALSTOM’s share into FIGLEC to EDFI.

-	EUR 49,852,000 on pledged deposit (“dépôt de garantie”) in favour of Crédit Lyonnais, corresponding to the level of overcollateralization required as of 28th February 2003 for the T&D securitization programme of existing receivables.

SIGNATORIES

The Borrower

ALSTOM

25, avenue Kléber

75116—Paris

Fax No: +33 1 47 55 29 22

Marc Haestier / Laurence Le-Masne

The Bank

BNP PARIBAS

Notifications :

37, place du Marché Saint-Honoré

75031—Paris Cedex 01

For Credit Matters	For Admin. Matters
Patrick d’Hérouville/ Frédérique Cassignol	Ghislaine Michel

Fax No:+33 1 43 16 90 29	Fax No: +33 1 40 14 77 85